Exhibit 10.3

SECOND AMENDED AND RESTATED
MASTER PURCHASE AND SALE AGREEMENT
among
Carvana Auto Receivables 2016-1 LLC
as Transferor
and
ALLY BANK and ALLY FINANCIAL INC.
each a Purchaser
DATED AS OF NOVEMBER 1, 2022

Certain information has been excluded because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

TABLE OF CONTENTS

EXHIBITS

EXHIBIT A FORM OF SECOND STEP POOL SUPPLEMENT
EXHIBIT B [RESERVED]
EXHIBIT C FORM OF NOTICE OF CLOSING DATE
EXHIBIT D PURCHASE-BID FILE TAPE DATA LAYOUT
EXHIBIT E CREDIT POLICY
EXHIBIT F SYSTEM DESCRIPTION
EXHIBIT G SYSTEM DESCRIPTION
EXHIBIT H COLLECTION ACCOUNT WIRING INFORMATION

APPENDIX

APPENDIX A Definitions

SECOND AMENDED AND RESTATED MASTER PURCHASE AND SALE
AGREEMENT
THIS SECOND AMENDED AND RESTATED MASTER PURCHASE AND SALE AGREEMENT (as from time to time amended, supplemented or otherwise modified and in effect, this “Agreement”) is made as of November 1, 2022, among Carvana Auto Receivables 2016-1 LLC, a Delaware limited liability company (the “Transferor”), Ally Bank., a Utah chartered bank, and Ally Financial Inc., a Delaware corporation (each a “Purchaser” and collectively, the “Purchasers”).
RECITALS:
In the regular course of its business, Carvana, LLC (the “Seller”) sells used automobiles and light trucks and originates automobile and light truck retail installment sale contracts secured by such automobiles and light trucks.
1.On the Original Execution Date, the Seller and the Transferor have entered into the Master Sale Agreement (Flow) (the “Master Sale Agreement”) pursuant to which the Seller has agreed to sell, from time to time, Receivables and related property to the Transferor pursuant to the terms and conditions set forth therein.
2.The Transferor wishes to sell, and the Purchasers wish to purchase, from time to time, Receivables and related property (including the security interests in the related Financed Vehicles) pursuant to the terms of this Agreement.
3.Bridgecrest has agreed to service the Receivables Pools and related Purchased Property for the benefit of the Purchasers pursuant to the Master Servicing Agreement.
4.The Transferor and the Purchasers wish to provide in this Agreement, among other things, the terms on which the Receivables Pools and related property are to be sold by the Transferor to the Purchasers.
In consideration of the foregoing, other good and valuable consideration, and the mutual terms and covenants contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND USAGE
Section 1.1 Definitions. Certain capitalized terms used in the above recitals and in this Agreement are defined in and shall have the respective meanings assigned to them in (or by reference in) Appendix A to this Agreement. All references herein to “the Agreement” or “this Agreement” are to this Master Purchase and Sale Agreement as it may be amended, supplemented or modified from time to time, the exhibits and attachments hereto and the capitalized terms used herein which are defined in such Appendix A, and all references herein to Articles, Sections and subsections are to Articles, Sections or subsections of this Agreement unless otherwise specified. The rules of construction and usage set forth in such Appendix A shall be applicable to this Agreement.
ARTICLE II
COMMITMENT TO SELL RECEIVABLES POOLS
Section 2.1 Commitments to Sell and Purchase Receivables Pools

(a)Transferor Obligation. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the covenants, representations, warranties and agreements set forth herein, the Transferor commits to sell to the Purchasers one Receivables Pool each calendar quarter during the Commitment Period, with a total Cutoff Date Aggregate Outstanding Principal Balance for all such Receivables Pools sold during the Commitment Period, taken together, equal to the Commitment Amount and each Receivables Pool sold to the Purchaser shall have a Cutoff Date Aggregate Outstanding Principal Balance equal to at least $300,000,000, other than during the period from October 1, 2020 through March 22, 2021 when the Purchase Percentage will be 0%, (adjusted downward for a nonmaterial amount resulting from application of the Selection Procedures, including the Freestyle Selection, by the Purchase Percentage, other than during the period from October 1, 2020 through March 22, 2021 when the Purchase Percentage will be 0%), of the aggregate principal balance of quarterly pools of receivables originated by the Seller that meet the criteria described in the definition of “Eligible Receivable” and such other documented administrative criteria as the Purchasers may agree to from time to time during the second calendar week preceding the calendar week in which the related Closing Date shall occur related to such Receivables Pool during the Commitment Period; provided, that the Transferor shall not be obligated to sell any Receivables Pool if the related Second Step Receivables Purchase Price for such Receivables Pool is less than or equal to the Cutoff Date Aggregate Outstanding Principal Balance (collectively, the “Transferor Obligation”); provided, further, notwithstanding the maximum FICO score described in clause (xxxiv) in the definition of “Eligible Receivable,” if the Seller elects to consummate a Limited Sale Option under the Master Sale Agreement, then the Transferor shall include in any related Receivables Pool that has a related Cutoff Date on and including February 24, 2019 through and including March 24, 2019, all Receivables (without regard to the Purchase Percentage or application of the Freestyle Selection Criteria) where the related Obligors have a FICO score of more than the Upper Bound FICO Score and that otherwise meet the definition of “Eligible Receivable” (other than the Upper Bound FICO Score described in clause (xxxiv) thereof) originated during the related Origination Period; provided further that, in connection with a Limited Sale Option, if the Transferor sells such Receivables with FICO scores of more than the Upper Bound FICO Score, the Transferor shall also be required to include in such Receivables Pool all Eligible Receivables originated during the related Origination Period with FICO scores of not less than [***] and not more than the Upper Bound FICO Score that otherwise meet the definition of “Eligible Receivable” with randomization codes of the related contract numbers that are greater than the Purchase Percentage; provided, further, that the sum of the Cutoff Date Aggregate Outstanding Principal Balance for all Flex Receivables sold during the period beginning April 30, 2020 through and including July 2, 2020, taken together, shall not exceed $[***] (or such other later dates or higher amount as agreed to by the Purchasers in their sole discretion). Notwithstanding the foregoing or anything to the contrary herein, solely for the purposes of this Section 2.1(a), any Receivable sold on June 30, 2020, September 29, 2020, or December 30, 2020 shall not be deemed to be a Flex Receivable.
(b)Purchaser Obligation. Upon the terms and subject to the conditions set forth in this Agreement, including Section 2.1(c) below, and in reliance on the covenants, representations, warranties and agreements herein set forth, the Purchasers commit to purchase one Receivables Pool each calendar quarter during the Commitment Period on each Closing Date designated by the Transferor pursuant to Section 4.1(a); provided that the sum of the Cutoff Date Aggregate Outstanding Principal Balance for all Receivables Pools purchased during the Commitment Period shall not exceed the Commitment Amount and the sum of the Cutoff Date Aggregate Outstanding Principal Balance for all Flex Receivables purchased during the period beginning April 30, 2020 through and including July 2, 2020, taken together, shall not exceed $[***], or such other later dates or higher amount with respect to Flex Receivables as agreed to by the Purchasers in their sole discretion (collectively, the “Purchaser Obligation”). Notwithstanding the foregoing or anything to the contrary herein, solely for the purposes of this Section 2.1(b), any Receivable sold on June 30, 2020, September 29, 2020, or December 30, 2020 shall not be deemed to be a Flex Receivable.
(c)Basic Documents; Second Step Pool Supplement. The Transferor’s right, title and interest in the Receivables and related Purchased Property purchased, from time to time, by the Purchaser pursuant to Section 3.1 shall be transferred and assigned by the execution and delivery of a Second Step Pool Supplement, in form and content substantially similar to Exhibit A attached hereto, and the satisfaction of the terms and conditions and the performance of the transactions contained in this Agreement and such Second Step Pool Supplement, as applicable. The Transferor shall deliver the Second Step Pool Supplement to the Purchaser for any Receivables Pool in accordance with the time periods specified in Section 6.2(i)(i).

[***] Redacted for confidentiality purposes.

(d)Selection of Receivables Pools. The Receivables to be sold in each Receivables Pool shall be selected by the Seller and the Transferor in accordance with the Selection Procedures, as selected by the Seller in accordance with the Selection Procedures and such other documented administrative criteria as the Purchasers may agree to from time to time, and sold to the Transferor pursuant to the Master Sale Agreement, after the Transferor has determined that both before and after giving effect to such Selection Procedures, (i) each such Receivable meets the Eligible Receivable criteria and (ii) (a) with respect to Receivables with a Cut-Off Date on or prior to March 19, 2020, such Receivables Pool together with all Receivable Pools previously purchased, meet the applicable Eligible Receivables Pool criteria and (b) with respect to Receivables with a Cut-Off Date after March 19, 2020, to the best of the Transferor's knowledge, such Receivables Pool together with all Receivable Pools previously purchased, meet the applicable Eligible Receivables Pool criteria. If any of the Purchaser, the Seller or the Transferor determines that such Receivables Pool does not satisfy the applicable criteria for an Eligible Receivables Pool, then the Seller and the Transferor shall, without any selection believed to be adverse to the Purchaser, randomly select Eligible Receivables for removal from such Receivables Pool that will positively impact the out of compliance criteria. If the Purchasers reasonably determine that such Receivables Pool does not appear to have been selected on a random basis after applying such documented administrative criteria as the Purchasers may agree to from time to time (based on information reasonably requested by the Purchasers and provided by the Seller and the Transferor comparing the Receivables to be sold to the Purchasers on the related Closing Date as compared against receivables originated during the related Origination Period that meet the definition of an Eligible Receivable and are not sold to the Purchasers), then the Purchasers, the Seller and the Transferor will determine an approach to adjust the mix of Eligible Receivables in such pool (including adding or removing Receivables meeting the definition of Eligible Receivables) to ensure that such Receivables Pool was randomly selected by the Seller and the Transferor. In such circumstance, the Seller, the Transferor and the Purchasers will revisit this Section 2.1(d) and the related definitions to determine if changes thereto are needed to ensure future Receivables Pools are representative of receivables originated by the Seller during the related Origination Period that are eligible to be sold hereunder and that there was no adverse selection pursuant to the Freestyle Selection.
Section 2.2 Payment of Second Step Receivables Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the covenants, representations, warranties and agreements herein set forth, the Second Step Receivables Purchase Price due on each Closing Date shall be paid by the Purchasers to the Transferor on such Closing Date by wire transfer of immediately available funds to an account or accounts designated by the Transferor. The Second Step Receivables Purchase Price will be set forth in the Second Step Pool Supplement for each Receivables Pool, in the form set forth in Exhibit A.
Section 2.3 Pricing Model. On the initial Closing Date, the Pricing Model shall be as agreed upon by the Parties and may thereafter be amended in accordance with this Section 2.3. The “Pricing Model” shall be delivered by the Purchaser to the Transferor in a Microsoft excel file format by electronic mail. The Parties shall not modify the Pricing Model other than in accordance with this Section 2.3, or by the Purchasers as necessary to cure any ambiguity, correct any error, or to make it consistent with this Agreement; provided, that, for the avoidance of doubt, the inputs and variables used by the Pricing Model (including, for example, any Specified Variables) shall be freely changeable by the Purchasers based on attributes of the Receivables Pool in order to determine the Purchase Price without regard to this Section 2.3. Otherwise, the Pricing Model may only be changed as follows:
(a)At any time, but no more frequently than weekly, the Purchasers will have the right to send a written notice to the Transferor (a “Pricing Model Change Notice”) proposing changes to the Pricing Model, including any assumptions within the Pricing Model (the “Pricing Model Amendments”), applicable to all Receivable Pools to be purchased on or after the effective date of such Pricing Model Amendment (which effective date shall be at least 30 days, but no longer than ninety (90) days, after delivery of a Pricing Model Change Notice as described below, or such earlier date as otherwise agreed to by the Transferor and the Purchasers). A Pricing Model Change Notice shall be provided by the Purchasers to the Transferor at least ninety (90) days prior to the effectiveness of the related Pricing Model Amendment; provided that, such notice need only be provided thirty (30) days prior to effectiveness of the related Pricing Model Amendment if the changes based upon (A) 15% deviation in quarterly vintage loss or liquidation experience for any Receivables as compared against prior assumptions, including experience reflected in Vintage Data reports provided to the Purchasers from the Servicer, (B) changes in any of the Credit Policy or the definitions of Eligible Receivable or Eligible Receivables Pool, (C) changes impacting the

Purchasers or their Affiliates due to or arising out of any Banking Regulatory Change or change in Requirements of Law, (D) changes in the cost of funds (including any internal allocation of costs or cost of funds) to the auto finance division of the Purchasers, (E) at any time during the existence and continuance of any Catalyst Event, (F) changes to the methodology (including underlying loss assumptions for comparably-designated dealers) for calculating the NAALR, or (G) a failure by the Transferor and the Purchasers to agree upon mutually acceptable changes to the defined term Eligible Receivables Pool prior by January 24, 2018.
(b)If the Purchasers and the Transferor reach mutual written agreement regarding such Pricing Model Amendments, then the Pricing Model shall be amended to include such Pricing Model Amendments for Pools purchased subsequent to the date of such mutual agreement. If the Purchasers and the Transferor are not able to reach mutual agreement regarding such Pricing Model Amendments within thirty (30) days after receipt of the related Pricing Model Change Notice, then, the Purchasers may elect, in their sole discretion, to (A) remove or amend and resubmit such Pricing Model Change Notice upon written notice to the Transferor (and the Transferor shall have the longer of (i) the remainder of such thirty (30) day period and (ii) ten (10) days to consider such amended notice) or (B) terminate their obligation to make any further purchases hereunder effective immediately, upon written notice to the Transferor (the “Pricing Termination Notice”). If there is no agreement to amend the Pricing Model and this Agreement is not so terminated, the Pricing Model will remain in effect without the proposed change.
(c)If a change to the Pricing Model was previously made based on a Pricing Model Change Notice delivered in connection with the occurrence of a Catalyst Event under Section 2.3(a)(E), within thirty (30) days after the end of such Catalyst Event, the Purchasers shall send a subsequent Pricing Model Change Notice to the Transferor proposing changes to the Pricing Model that reasonably reflect the change of circumstances that caused the cessation of such Catalyst Event. Notwithstanding the forgoing, if (i) the Pricing Model Amendment has not yet taken effect and (ii) the Catalyst Event is not continuing, Purchasers shall immediately withdraw the Pricing Model Change Notice upon the termination of the Catalyst Event.
Section 2.4 Termination Options.
(a)Transferor Termination Options. The Transferor may terminate the Transferor Obligation and the Purchaser Obligation by providing the Purchaser written notice thereof at any time after the occurrence of any of the following (the “Transferor Termination Option”):
(i)the commencement of a voluntary case by either Purchaser under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by either Purchaser to the entry of an order for relief in an involuntary case under any such law, or the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of either Purchaser;
(ii)If the Purchasers and the Transferor are not able to reach mutual agreement regarding a Pricing Model Amendment; provided¸ that such termination shall not take effect until the last day of the applicable 90 day or 30 day notice period described in Section 2.3(a), as applicable);
(iii)the breach of any representation, warranty or covenant in this Agreement or the Master Sale Agreement in any material respect by a Purchaser and, if such breach is capable of being cured and such Purchaser is attempting in good faith to remedy such breach, such breach shall continue uncured for more than thirty (30) days after written notice of such failure is received from the Transferor or after discovery of such failure by the related Purchaser; or
(iv)for any reason with ninety (90) days’ prior written notice to the Purchaser.
(b)Purchaser Termination Options. The Purchasers may terminate the Transferor Obligation and the Purchaser Obligation by providing the Transferor written notice thereof at any time after the occurrence of any of the following (the “Purchaser Termination Option”):

(i)the commencement of a voluntary case by the Transferor, the Seller, the Performance Guarantor, or the Servicer under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the Transferor, the Seller, the Performance Guarantor, or the Servicer to the entry of an order for relief in an involuntary case under any such law, or the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Transferor, the Seller, the Performance Guarantor, or the Servicer;
(ii)the Seller or the Performance Guarantor (x) consolidates or merges with or into another Person and is not the surviving entity, or (y) is a party to a merger, conversion or consolidation and is not the surviving entity, or (z) has a Person succeed to its business and, in each case, in the case of the Performance Guarantor, the Guaranty ceases to be legally enforceable against the successor entity;
(iii)a Servicer Termination Event shall be continuing pursuant to the terms of the Servicing Agreement;
(iv)if for any reason, a modification to the servicing of the Purchased Property in respect of any Banking Regulatory Change is not made pursuant to Section 3.17 of the Servicing Agreement;
(v)if the System of Record, including the components thereof, is updated or otherwise modified, or replaced by a successor computer system utilized by the Seller to select receivables, such that the updated, modified or replaced System of Record, including the components thereof, cannot apply the Selection Procedures, as determined by the Purchasers after consultation with the Seller during the Quarterly Selection Standards Meeting following the update, modification or replacement of the System of Record, including the components thereof;
(vi)(y) the occurrence of a “Termination Event” or “Commitment Termination Event” under any Other Facility Transaction Document or a termination event, event of default, or servicer default under any other credit or purchase facility by the Purchasers or any of their Affiliates to the Seller or the Transferor or any of their consolidated Affiliates that enables or permits the holder or holders of such indebtedness or any trustee or agent on its or their behalf to cause such indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (z) any indebtedness of the Seller or the Transferor or any of their consolidated Affiliates which exceeds $[***] in aggregate principal or face amount becoming due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;
(vii)a Material Adverse Effect occurs with respect to the Seller or the Transferor;
(viii)failure of the Seller or the Transferor to pay any amount owed to the Purchasers or any other transaction party under any Basic Document for at least five (5) Business Days;
(ix)the failure of the Seller or the Transferor to deliver a report or data file under in any Basic Document for at least five (5) Business Days after written notice of such failure is received from either Purchaser or after discovery of such failure by the Seller or the Transferor;
(x)the breach of any representation, warranty or covenant in any Basic Document in any material respect by the Seller or Transferor and, if such breach is capable of being cured and the Seller or the Transferor is attempting in good faith to remedy such breach, such breach shall continue uncured for more than thirty (30) days after written notice of such breach is received from either Purchaser or after discovery of such breach by the Seller or the Transferor;
(xi)the Transferor is required to register as an “investment company” under the Investment Company Act of 1940;
(xii)the entry of (y) one or more judgments against the Transferor of $25,000 or more or (z) a judgment against the Seller of $2,500,000 or more or one or more judgments, in the aggregate, of $5,000,000 or more;
[***] Redacted for confidentiality purposes.

(xiii)the Purchasers shall cease to have a valid and perfected first-priority security interest in any Purchased Property related to 5.0% or more of the Aggregate Outstanding Principal Balance of any Purchased Receivables, and, upon and following the Seller’s breach of its purchase obligations pursuant to Section 7.2 of the Master Sale Agreement or the Transferor’s breach of its repurchase obligations pursuant to Section 8.2 of this Agreement, any of the Purchased Property;
(xiv)a Pension Benefit Guaranty Corporation or tax lien is filed against the Seller or Transferor;
(xv)a Change in Control;
(xvi)for any reason with ninety (90) days’ prior written notice to the Transferor; or
(xvii)upon delivery of a Pricing Termination Notice pursuant to Section 2.3(b)
Section 2.5 Taxes.
(a)All payments made by the Transferor, the Servicer, the Seller, the Performance Guarantor or the Purchasers under this Agreement and the other Basic Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes or any other tax based upon net income (including any income or capital gain earned by such Party or subsequent transferee or assignee thereof in respect of any Receivable) imposed on any Party as a result of a present or former connection between such Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Party having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non‑excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non‑Excluded Taxes”) are required to be withheld from any amounts payable to any Party hereunder, the amounts so payable to such Party shall be increased to the extent necessary to yield to such Party (after payment of all Non‑Excluded Taxes) the amounts payable hereunder in the amounts specified in or pursuant to this Agreement or the other Basic Documents. Whenever any Non‑Excluded Taxes are payable by any Party, as promptly as possible thereafter the Party subject to such Non‑Excluded Taxes shall send to the paying Party a certified copy of an original official receipt received by the Party subject to such Non‑Excluded Taxes showing payment thereof. If any Party fails to pay any Non‑Excluded Taxes when due to the appropriate taxing authority or other required documentary evidence, such Party shall indemnify the Party subject to such Non‑Excluded Taxes for any incremental taxes, interest or penalties that may become payable by such Party as a result of any such failure. The agreements in this Section 2.5(a) shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.
(b)Notice of Increased Costs; Relocation of Purchasing Office; Mandatory Assignment.
(i)In the event that a Purchaser becomes aware that any amounts are or will be owed to it pursuant to Section 2.5(a), then it shall promptly notify the Transferor thereof and, as soon as possible thereafter, such Purchaser shall submit to the Transferor a certificate indicating the amount of such Purchaser’s increased costs, Non‑Excluded Taxes and the calculation thereof. Such certificate shall only be prima facie evidence of such increased costs or Non‑Excluded Taxes.
(ii)If such Purchaser claims any additional amounts payable pursuant to Section 2.5(a), it shall use its reasonable efforts (consistent with legal and regulatory restrictions) to avoid the need for changing the methodology for calculating the Second Step Receivables Purchase Price Purchase Price, including changing the jurisdiction of its applicable purchasing office, provided that the taking of any such action would not, in the reasonable judgment of such Purchaser, be disadvantageous to such Purchaser.
(c)No Assignee Rights to Increased Costs. The terms and conditions of Section 2.5 hereof are personal to the Purchaser and shall not accrue to the benefit of any other Person, including any assignee or transferee of any direct or indirect interest in the Receivables.

Section 2.6 Loss and Liquidation Data. No later than 60 days after the end of each calendar quarter during the period beginning on the date hereof and ending on the third annual anniversary of the Commitment Termination Date of this Agreement (or, if the Seller provides such information to another finance counterparty or the Seller makes such information publicly available, until the final payment or liquidation of all of the Purchased Receivables), the Transferor shall, or shall cause the Seller, Bridgecrest or any other Affiliate holding or aggregating such information to, deliver to the Purchasers a cumulative net loss ratio as of the end of the related calendar quarter (and a narrative description of the methodology for making such calculation), which may be included in the Monthly Servicer Report delivered within 60 days after the end of each calendar quarter to the extent the information is available at that time, for the Seller’s entire originated portfolio of retail installment sales contracts as of the end of the related calendar quarter.
Section 2.7 Re-Liening Trigger Events. Upon the occurrence of a Re-Liening Trigger Event, at the direction of the Purchasers, the Transferor shall, and the Transferor shall direct and cause any Affiliate that is a Title Lien Nominee to and shall cooperate with the Servicer to, take all steps necessary to cause the Certificate of Title or other evidence of ownership of the related Financed Vehicles (or if such Re-Liening Trigger Event relates to (i) one or more States, the related Financed Vehicles titled in such States or (ii) a Title Lien Nominee, the related Financed Vehicles liened in the name of such Title Lien Nominee) to be revised to name the Purchasers or their designee as lienholder; any Re-Liening Expenses shall be paid by the Servicer, and to the extent such costs are not paid by the Servicer but are paid by the Purchasers, such costs shall be recovered by adjusting the Second Step Receivables Purchase Price for an upcoming Receivables Pool as described in Section 2.2 and the related Second Step Pool Supplement. In addition, at the sole expense of the Purchasers, upon the request of the Purchasers, the Transferor shall, and the Transferor shall direct and cause the any Affiliate that is a Title Lien Nominee and shall cooperate with the Servicer to, take all steps necessary to cause the Certificate of Title or other evidence of ownership of the related Financed Vehicles identified, individually or by characteristic, by the Purchasers to be revised to name the Purchasers or their designee as lienholder. The Purchasers shall not direct the Servicer or the Transferor to take any steps to cause the Certificate of Title or other evidence of ownership of the related Financed Vehicle to be revised to name any other Person. The Transferor shall cause any Affiliate that is a Title Lien Nominee to irrevocably appoint or cause each relevant subservicer to irrevocably appoint, the Purchasers as its attorney-in-fact, such appointment being coupled with an interest, to take any and all steps required to be performed pursuant to this Section 2.7, including execution of Certificates of Title or any other documents in the name of the Transferor or such Title Lien Nominee and, in connection with the appointment of any successor Servicer, to execute a power of attorney with respect to such successor Servicer promptly after its appointment as such, naming such successor Servicer as its attorney-in-fact for the same purposes.
ARTICLE III
PURCHASE AND SALE OF RECEIVABLES
Section 3.1 Sale of Receivables.
(a)On each Closing Date during the Commitment Period, subject to the terms and conditions of this Agreement, the Transferor agrees to sell to the Purchasers, and the Purchasers agree to purchase from the Transferor, a Receivables Pool and the following other property relating thereto (collectively, the “Purchased Property”):
(i)all right, title and interest of the Transferor in, to and under each Receivable included in the applicable Receivables Pool listed on a Schedule of Receivables (the form of which is attached as Schedule 2 to the Second Step Pool Supplement) delivered to the Purchaser on such Closing Date and all monies received thereon after the related Cutoff Date, exclusive of any amounts allocable to the premium for physical damage collateral protection insurance required by the Seller or the Servicer, as applicable, covering any related Financed Vehicle;
(ii)the interest of the Transferor in the security interests in the related Financed Vehicles granted by Obligors pursuant to the Receivables in the applicable Receivables Pool and, to the extent permitted by law, any accessions thereto;

(iii)the interest of the Transferor in any proceeds from claims on any physical damage, credit life, credit disability, warranties, debt cancellation agreements or other insurance policies covering the related Financed Vehicles or Obligors, including any rebates or credits of any premium or other payment with respect to any of the foregoing;
(iv)all of the Transferor’s right, title and interest in, to and under the related Receivable Files;
(v)all right, title and interest of the Transferor in, to and under the Master Sale Agreement and the applicable First Step Pool Supplement and First Step Receivables Assignment, including the right of the Transferor to cause the Seller to repurchase Receivables under certain circumstances and the right of the Transferor to be indemnified under the circumstances specified in the Master Sale Agreement; and
(vi)all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing described in clauses (i) through (v) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.
(b)Second Step Receivables Purchase Price. On each Closing Date, in consideration for the related Purchased Property, the Purchasers shall pay to the Transferor an amount (the “Second Step Receivables Purchase Price”) equal to the Purchase Price for such Purchased Property.
The Cutoff Date Aggregate Outstanding Principal Balance, the purchase price designated by the Pricing Model, the Pre-closing Interest Carry Amount, the re-liening expenses described in Section 2.7 and the Second Step Receivables Purchase Price for each Receivables Pool shall be set forth on the related Second Step Pool Supplement.
(c)Wire Transfer. The Purchasers shall pay each Second Step Receivables Purchase Price by federal wire transfer (same day) funds to the Transferor (or its designee) to the account set forth below:
Account Name: Carvana LLC
Account Number: 4124114661
Bank: Wells Fargo Bank, N.A.
ABA: 121000248
Within two (2) Business Days after each Closing Date, the Transferor shall pay to or as directed by the Purchasers in (same day) funds an amount equal to the aggregate amount of all Collections received by the Transferor after the related Cutoff Date, including from the Seller or the Servicer, with respect to the Receivables Pool sold to the Purchasers on such Closing Date through (but excluding) the applicable Closing Date.
(d)Purchase Price Adjustment Payments. Purchase price adjustment payments may be due to the Transferor by the Purchasers as agreed upon by the Parties, as applicable.
(e)Purchase Cadence and Second Step Pool Supplement. Not later than the third (3rd) Business Day following an Origination Period, the Transferor shall provide the Purchasers with the Purchase Percentage and supply the Purchasers with an initial data tape in form and substance acceptable to the Purchasers containing the information as called for in Exhibit D and indicating which Receivables listed in such initial data tape are Flex Receivables with respect to all Receivables originated or acquired by the Seller in the preceding Origination Period (and any Previously Originated Receivables to be included in the Related Receivables Pool) that the Seller and the Transferor intend in good faith to sell to the Purchasers under this Agreement meeting the selection criteria for sale to the Transferor and those Receivables meeting the eligibility criteria for sale by the Transferor to the Purchasers, a Receivables Pool. Not later than the first (1st) Business Day of the second week following an Origination Period (but at least two (2) Business Days prior to the related

Closing Date), the Transferor shall supply the Purchasers with a final data tape in form and substance acceptable to the Purchasers containing the final information as called for in Exhibit D and indicating which Receivables listed in such initial data tape are Flex Receivables with respect to all Receivables in the related Receivables Pool and identifying any receivable in the initial data tape that was determined not to be an Eligible Receivable, including any receivable with respect to which the applicable obligor has exercised its right to return the related financed vehicle and terminate the related receivable. Not less than one (1) Business Day prior to each proposed Closing Date, the Transferor will deliver to the Purchasers the related Second Step Pool Supplement substantially in the form of Exhibit A hereto and in form and substance reasonably acceptable to the Purchasers. Exhibit A will set forth amounts due by the Transferor with respect to the applicable Receivables Pool and will contain at least the following settlement information: calculation of the related Cutoff Date Aggregate Outstanding Principal Balance, the Pre-closing Interest Carry Amount, the purchase price designated by the Pricing Model, the re-liening expenses described in Section 2.7 and the Second Step Receivables Purchase Price.
(f)No Recourse. It is understood that each sale of Purchased Property by the Transferor to the Purchaser pursuant to this Agreement, a Second Step Pool Supplement and the related Second Step Receivables Assignment shall be without recourse (except as set forth herein and in the other Basic Documents) and the Transferor does not guarantee collection of any Receivable. However, each such sale shall be made pursuant to and in reliance by the Purchaser on the representations, warranties and covenants of the Transferor as set forth in Section 5.2, the indemnities set forth in Section 7.14 and the repurchase obligation set forth in Section 8.2.
(g)Intent of the Parties. This Agreement, the applicable Second Step Pool Supplement and the related Second Step Receivables Assignment is intended to effect a sale of each Receivables Pool by the Transferor to the Purchasers, and the parties intend to treat each such transaction as an independent sale for federal income tax and financial reporting purposes. It is the intention of the Transferor that each sale, transfer, assignment and other conveyance of each Receivables Pool contemplated by this Agreement, the applicable Second Step Pool Supplement and the related Second Step Receivables Assignment constitutes an independent sale of the related Purchased Property from the Transferor to the Purchasers and that the beneficial interest in and title to each such Receivables Pool shall not be part of the Transferor’s estate in the event of the filing of a bankruptcy petition by or against the Transferor under any bankruptcy law. Each sale, transfer, assignment and other conveyance contemplated by this Agreement, the applicable Second Step Pool Supplement and the related Second Step Receivables Assignment does not constitute and is not intended to result in any assumption by the Purchasers (or any of its assigns) of any obligation of the Seller or the Transferor to the Obligors, Affiliates of the Seller, insurers or any other Person in connection with any Receivables, any insurance policies or any agreement or instrument relating to any of them, in each case related to such transfer and assignment. Although the parties intend that each sale, transfer, assignment and other conveyance contemplated by this Agreement, the applicable Second Step Pool Supplement and the related Second Step Receivables Assignment to be an independent sale, in the event any such transfer and assignment is deemed to be other than a sale, the parties intend and agree (i) that all filings described in this Agreement shall give the Purchasers a first priority perfected security interest in, to and under the Receivables Pool and the related Purchased Property and all proceeds of any of the foregoing, in each case with respect to such transfer and assignment; (ii) this Agreement, together with the applicable Second Step Pool Supplement and the related Second Step Receivables Assignment, shall be deemed to be the grant of, and the Transferor hereby grants to the Purchasers, a security interest from the Transferor to the Purchasers in such Receivables and the related Purchased Property in order to secure its obligations hereunder with respect to such transfer and assignment; (iii) this Agreement, together with the applicable Second Step Pool Supplement and the related Second Step Receivables Assignment, shall be a security agreement under applicable law for the purpose of each such transfer and assignment; and (iv) the Purchasers shall have all of the rights, powers and privileges of a secured party under the UCC with respect to each such transfer and assignment and the Purchased Property related thereto.
Section 3.2 The Closing. The initial closing during the Commitment Period shall take place at or about 11:00 a.m., Chicago time, at the offices of Kirkland & Ellis LLP, in Chicago, Illinois on or about December 30, 2016, or at such other time, date and place as the parties shall agree upon.

ARTICLE IV
CLOSINGS
Section 4.1 Effecting Purchases.
(a)General Procedures. During the Commitment Period, the purchase and sale of a Receivables Pool pursuant to the Transferor Obligation will occur on the Closing Date for the calendar quarter that follows receipt of notification from the Transferor of its intent to complete such a sale at such time (which Closing Date, for the avoidance of doubt, will fall in the last calendar week of the related Origination Period). For the avoidance of doubt, subject to the terms and conditions of this Agreement, the Transferor is obligated to sell a Receivables Pool to the Purchasers hereunder during each calendar quarter during the Commitment Period.
(i)Notification of each sale must be provided by the Transferor to the Purchasers no later the third (3rd) Business Day following an Origination Period (which date falls in the week prior to the week in which the proposed Closing Date for such sale falls), substantially in the form of Exhibit C attached hereto. Such notification must specify for each such proposed Receivables Pool (i) the approximate Cutoff Date Aggregate Outstanding Principal Balance, (ii) the applicable proposed Closing Date, and (iii) the proposed Cutoff Date.
(ii)Not later than the third (3rd) Business Day after receipt of the initial data tape received in Section 3.1(e) above (but at least three (3) Business Days prior to the related Closing Date), the Purchasers shall notify the Seller of the Purchase Price for each Eligible Receivable on the initial data tape by the Purchasers and the allocation of purchases between Ally Bank and Ally Financial.
(iii)Not later than the second (2nd) Business Day of the second week following an Origination Period (but at least one (1) Business Day prior to the related Closing Date), the Purchasers shall notify the Seller of the final Purchase Price (including any Flex Amount) for the Receivables Pool and the final allocation of purchase between Ally Bank and Ally Financial.
(iv)Not less than two (2) Business Days prior to the proposed Closing Date, the Transferor shall deliver to the Purchaser a receivables pool schedule in the form of Schedule 2 to Exhibit A (the “Receivables Pool Schedule”), which shall identify as of the Cutoff Date the pool of Receivables (the “Receivables Pool”) to be sold. The Transferor shall promptly provide to the Purchaser all data related to the Receivables Pool that are necessary to determine the Purchase Price for such Receivables Pool or that are reasonably requested by the Purchaser.
(v)On the Pricing Date, the Purchase Price shall be calculated in accordance with Section 2.3.
(b)Upon the satisfaction or written waiver of the conditions specified in Section 6.3, on each Closing Date, the Seller will sell the related Purchased Property to the Transferor and the Transferor will sell the Purchased Property in such Receivables Pool to the Purchaser in accordance with the applicable Basic Documents.
(c)Due Diligence. With respect to each proposed purchase of a Receivables Pool the Seller and the Transferor agree to cooperate with the Purchasers, with respect to all reasonable requests for documents or other information and due diligence procedures.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.1 Representations and Warranties of the Purchasers. The Purchasers represent and warrant to the Transferor as of the date hereof and as of each Closing Date:
(a) Organization and Good Standing. Ally Bank has been duly organized and is validly existing as a Utah chartered bank in good standing, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted; and as of the date hereof, Ally Bank’s deposits are insured by the Federal Deposit Insurance Corporation and Ally Bank is subject to the Federal Deposit Insurance Act. Ally Financial has been duly organized and validly exists as an entity in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, including to acquire and own the Receivables.
(b)Due Qualification. Ally Bank is duly qualified to do business as a foreign entity in good standing, and has authority to hold loans in all jurisdictions of the United States of America. Ally Financial is duly qualified to do business as a foreign entity in good standing, and has authority to hold loans in all jurisdictions of the United States of America.
(c)Power and Authority. The Purchasers have full power and authority to execute and deliver this Agreement and the Master Servicing Agreement and to perform the terms and provisions hereof and thereof and the execution, delivery and performance of this Agreement and the Master Servicing Agreement have been duly authorized by the Purchasers by all necessary action.
(d)Due Authorization; Enforceability; No Violation. This Agreement and the Master Servicing Agreement have been duly authorized, executed and delivered by the Purchasers, and each is the legal, valid and binding obligation of the Purchasers, enforceable against the Purchasers in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, conservatorship, receivership, liquidation or other laws and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The consummation of the transactions contemplated by this Agreement and the Master Servicing Agreement and the fulfillment of the terms of this Agreement and the Master Servicing Agreement shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws of the Purchasers, or, in any material respect, any indenture, agreement, mortgage, deed of trust or other instrument to which the Purchasers is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument, or violate, in any material respect, any law or, to the best of the Purchaser’s knowledge, any order, rule or regulation applicable to the Purchasers of any Governmental Authority having jurisdiction over the Purchasers or any of its properties, in each case, that would materially and adversely affect the performance by the Purchasers of its obligations under, or the validity and enforceability of, this Agreement.
(e)No Proceedings. There are no proceedings or investigations pending, or, to the best of the Purchasers’ knowledge, threatened, before any Governmental Authority having jurisdiction over either Purchaser or any of their properties (i) asserting the invalidity of this Agreement and the Master Servicing Agreement, or (ii) seeking any determination or ruling that might materially and adversely affect the performance by either Purchaser of its obligations under, or the validity or enforceability of, this Agreement and the Master Servicing Agreement against the Purchasers.
Section 5.2 Representations and Warranties of the Transferor. The Transferor represents and warrants to the Purchasers as of the date hereof and as of each Closing Date (except as provided herein otherwise):
(a)Organization and Good Standing. It has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its formation, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted, including to acquire, own and sell the Receivables and the other Purchased Property except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)Due Qualification. It is duly qualified to do business and is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including, as applicable, the origination, purchase, sale and servicing of the Receivables) except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right to (A) execute and deliver the Basic Documents to which it is a party, (B) carry out the terms of the Basic Documents to which it is a party and (C) to assign or grant the security interest in the assets transferred by it on the terms and conditions in this Agreement and (ii) has taken all necessary action to authorize the execution, delivery and performance of the Basic Documents to which it is a party and to assign or grant a security interest in the assets transferred by it on the terms and conditions in this Agreement.
(d)Binding Obligation. The Basic Documents to which it is a party have been duly executed and delivered by it and constitute legal, valid and binding obligations of it enforceable against it in accordance with their terms.
(e)No Violation. The consummation of the transactions contemplated by the Basic Documents to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its formation documents or any agreement to which it is bound, (ii) result in the creation or imposition of any Lien upon any of its properties, other than pursuant to the Master Sale Agreement and this Agreement, or (iii) violate any Requirements of Law, except, in each case, for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(f)No Proceedings. There is no litigation, proceeding or investigation pending or, to the best of its knowledge, threatened against it, before any governmental authority (i) asserting the invalidity of any Basic Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Basic Documents, (iii) challenging the enforceability of a material portion of the Receivables or (iv) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.
(g)All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any person or of any governmental authority required for the due execution, delivery and performance by it of the Basic Documents to which it is a party have been obtained except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(h)Compliance. It is not in violation in any material respect of any Basic Document to which it is a party or any laws, ordinances, Governmental Rules or regulations to which it is subject except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(i)Bulk Sales. The execution, delivery and performance of the Basic Documents to which it is a party is in the ordinary course of business and does not require compliance with any bulk sales act or similar law.
(j)Solvency. As of each Closing Date, (i) the Transferor is not and shall not become insolvent as a result of the transfer of the related Purchased Property on such date, (ii) the Transferor did not intend to or believe that it would incur debts that would be beyond its ability to pay as such debts matured, (iii) the Transferor did not transfer the related Purchased Property with the actual intent to hinder, delay or defraud any Person and (iv) the assets of the Transferor did not constitute unreasonably small capital to carry out its business as conducted.
(k)Selection Procedures. No procedures believed by it to be materially adverse to the interests of the Purchasers were utilized by it in identifying or selecting Receivables to be transferred by it. In addition, each Receivable assigned pursuant to this Agreement has been underwritten in accordance with and satisfies the standards of the Credit Policy in all material respects.
(l)Taxes. It has filed, caused to be filed, or received an extension of time for filing that has not yet expired, all federal and material state, local or foreign tax returns that are required to be filed by it. It has paid or made adequate provisions for the payment of all federal or material amounts of state, local or foreign taxes and all material assessments made against it or any of its property (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves have been provided on the books of it), and no tax lien has been filed and, to the its knowledge, no claim is being asserted, with respect to any such tax, fee or other charge.
(m)Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated in the Basic Documents to which it is a party (including the use of the proceeds from the advances) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Federal Reserve Board, 12 C.F.R., Chapter II. It does not own or intend to carry or purchase, and no proceeds from the sale of the Purchased Property will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purchase credit” within the meaning of Regulation U.
(n)Quality of Title. Each Receivable, together with the Contract related thereto, transferred by it were, prior to the transfer thereof, owned by it free and clear of any Lien except for Permitted Liens, and the Purchasers upon the providing of value described herein shall acquire a valid ownership interest and a perfected first priority security interest in each Receivable and the related Purchased Property then-existing or thereafter arising, free and clear of any Lien, other than Permitted Liens. No effective financing statement or other instrument similar in effect covering any portion of the Purchased Property shall, after the relevant Cutoff Date, be on file in any recording office except such as may be filed in favor of the Transferor or the Purchasers in accordance with the Master Sale Agreement and this Agreement.
(o)Security Interest. It has granted a security interest (as defined in the UCC) to the Purchasers in the Purchased Property, which is enforceable in accordance with applicable law upon execution and delivery of the Basic Documents. Upon the filing of UCC-1 financing statements naming the Purchasers as secured party, or upon the Collateral Custodian obtaining possession, in the case of that portion of the Purchased Property which constitutes tangible chattel paper, or upon the E-Vault Provider granting control to the Purchasers, in the case of that portion of the Purchased Property which constitutes electronic chattel paper, the Purchasers shall have a first priority (except for any Permitted Liens) perfected security interest in the Purchased Property.
(p)Reports Accurate. All Monthly Reports, information, exhibits, financial statements, documents, books, records or reports (including the data file indicating characteristics of the Receivables and including electronic writings) furnished or to be furnished by the Seller or the Transferor directly or indirectly to the Purchasers, the Servicer, the Collateral Custodian or the bank holding the Collection Account under or in connection with the Basic Documents to which it is a party (including the Second Step Pool Supplement delivered in connection with each saleare true, correct and complete in all material respects as of the date specified therein or the date so furnished (as applicable).
(q)Location of Offices. The principal place of business and chief executive office of it and the office where it keeps all the Records related to the tangible Contracts are located at the address set forth in Section 8.6; provided, that on or about April 1, 2017, the Transferor’s principal place of business and chief executive office will be located at 1930 W. Rio Salado Pkwy, Tempe, AZ 85281 (or at such other locations as to which the notice and other specified requirements shall have been satisfied).
(r)Tradenames and Place of Business. (i) Except as specified in this Agreement, it has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business and (ii) its principal place of business and chief executive office is located at the address set forth in Section 8.6 and has been so for the last four (4) months; provided, that on or about April 1, 2017, the Transferor’s principal place of business and chief executive office will be located at 1930 W. Rio Salado Pkwy, Tempe, AZ 85281.
(s)Transfer Agreements. The Master Sale Agreement and this Agreement are the only agreements pursuant to which it purchases or sells the Receivables and the related Contracts.
(t)Value Given. The Purchasers shall have given reasonably equivalent value to the Transferor in consideration for the transfer by the Transferor to the Purchasers of the Receivables and the related Purchased Property under this Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the Transferor to the Purchasers and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code. The Transferor shall have given reasonably equivalent value to the Seller in consideration for the transfer by the Seller to the Transferor of the Receivables and the related 2016-1 Purchased Property under the Master Sale Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the Seller to the Transferor and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
(u)Accounting. The Transferor accounts for the transfers to the Purchasers of Receivables and related Purchased Property under the Basic Documents as sales of such Receivables and related Purchased Property in its books, records and financial statements, in each case consistent with the requirements set forth in the Basic Documents. The Seller accounts for the transfers to the Transferor of Receivables and related Purchased Property and by the Transferor to the Purchasers under the Basic Documents as sales of such Receivables and related Purchased Property in its books, records and financial statements, in each case consistent with the requirements set forth in the Basic Documents, other than for income tax and consolidated accounting purposes.
(v)Investment Company Act. The Transferor is not (i) an “investment company” and is not controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and (ii) a “covered fund” as defined in the final regulations issued December 10, 2013, implementing Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In making that determination, the Transferor is entitled to rely upon the exemption provided in Section 3(c)(5)(A) or (B) of the Investment Company Act, although there may be additional exemptions or exclusions available to the Transferor.
(w)ERISA. (i) No prohibited transactions or Reportable Events have occurred with respect to any Pension Plan (if any), (ii) no notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appointed a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, and (iii) no liability under Title IV (other than accrued premiums to the Pension Benefit Guaranty Corporation) has been incurred (whether or not assessed), which individually or in the aggregate with respect to all or any of (i), (ii) and (iii) above, would reasonably be expected to have a Material Adverse Effect on the Seller or Transferor (including its rights and interests in, to or under any Contracts or related Receivables), with respect to the Seller or Transferor.
(x)Accuracy of Representations and Warranties. Each representation or warranty by the Transferor contained in the Basic Documents to which it is a party or in any certificate or other document furnished by the Seller or Transferor pursuant thereto or in connection therewith is true and correct in all material respects as of the date made.
(y)OFAC. Neither the Transferor nor any Affiliate is a Sanctioned Person. The proceeds of any funding will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
(z)Master Sale Agreement. As of each Closing Date, the Transferor has not taken any action that would cause the representations and warranties of the Seller under the Master Sale Agreement or the applicable First Step Pool Supplement, or Bridgecrest under the Master Servicing Agreement, or the Collateral Custodian under the Collateral Custodian Agreement, to be false.
(aa)Use of Proceeds. No proceeds of a purchase hereunder shall be used by the Transferor for a purpose that violates or would be inconsistent with Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.
(ab)Remediation. In the event that the Seller, the Transferor or the Servicer or any of their Affiliates has been required under any Requirements of Law, or has agreed or made arrangements with any Governmental

Authority, to make any Remediation, such Person shall have taken such action as so agreed or arranged or in compliance with all Requirements of Law, as applicable.
(ac)Receivables. The Transferor makes the following representations and warranties as of each Closing Date (except to the extent otherwise provided) with respect to the Receivables the Transferor sold to the Purchasers on such Closing Date, on which the Purchasers relies in accepting such Receivables. Such representations and warranties speak as of the applicable Closing Date (except as provided herein otherwise), and shall survive the sale, transfer and assignment of such Receivables to the Purchasers and any subsequent sale, assignment or transfer of any such Receivables:
(i)Characteristics of Receivables. As of each Cutoff Date (except to the extent otherwise provided in the definition of “Eligible Receivable”) with respect to the related Receivables to be purchased, (A) each Receivable is an Eligible Receivable, (B) (i) with respect to Receivables with a Cut-Off Date on or prior to March 19, 2020, all of the Receivables to be purchased on the applicable Closing Date together with all Receivables previously purchased, constitute an Eligible Receivables Pool (as determined as of each relevant Cutoff Date for each such Receivable) and (ii) with respect to Receivables with a Cut-Off Date after March 19, 2020, to the best of the Transferor's knowledge, all of the Receivables to be purchased on the applicable Closing Date together with all Receivables previously purchased, constitute an Eligible Receivables Pool (as determined as of each relevant Cutoff Date for each such Receivable) and (C) the Receivables Pool was selected as described in Section 2.1(d).
(ii)Creation, Perfection and Priority of Security Interests. The following representations and warranties regarding creation, perfection and priority of security interests in the related Purchased Property are true and correct:
(A)While it is the intention of the Transferor and the Purchasers that the transfer and assignment contemplated by this Agreement, each Second Step Pool Supplement and each Second Step Receivables Assignment shall constitute sales of the related Purchased Property from the Transferor to the Purchaser, this Agreement, each Second Step Pool Supplement and each Second Step Receivables Assignment shall create a valid and continuing security interest (as defined in the applicable UCC) in the related Purchased Property in favor of the Purchaser, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from the Transferor.
(B)Prior to the sale of such Purchased Property to the Purchaser under this Agreement, the Receivables constituted “tangible chattel paper” or “electronic chattel paper” within the meaning of the applicable UCC.
(C)All filings (including such UCC filings) as are necessary in any jurisdiction to perfect the security interest of the Purchasers in the Purchased Property have been (or prior to the applicable Closing Date will be) made.
(D)Other than the sale and backup security interest granted to the Purchasers pursuant to this Agreement, the Transferor has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of such Purchased Property. The Transferor has not authorized the filing of, and is not aware of, any financing statements against the Transferor that include a description of collateral covering such Purchased Property other than the financing statements relating to the security interests granted to the Purchasers under this Agreement or any financing statement that has been effectively terminated. The Transferor is not aware of any judgment or tax lien filings against it or such Purchased Property.
(E)Wells Fargo, as Collateral Custodian, or a permitted subcontractor, has in its possession all original copies of the related Original Contract Documents and other documents that constitute or evidence such Receivables and the related Purchased Property that are tangible chattel paper. The E-Vault Provider has in its “control” (as such term is used in Section 9-105 of the UCC), for the benefit of the Purchasers as the “secured party” (as such term is used in Section 9-105 of the UCC), all electronic records constituting or forming a part of the Receivables that are electronic chattel paper, such that the Purchasers have had and will at all times have a first priority perfected security interest against the Seller and the Transferor and their creditors in such Receivables. Such Receivable Files and other documents that constitute or evidence such Purchased Property do not have any marks or notations indicating that any ownership or security interest therein has been pledged, assigned or otherwise conveyed to any Person other than the Purchasers.
(F)None of the Seller, the Transferor, the Servicer or a custodian or vaulting agent thereof holding any Receivable that is electronic chattel paper has communicated an Authoritative Copy of any loan agreement that constitutes or evidences such Receivable to any Person other than the Purchasers and the Collateral Custodian.
(iii)Schedule of Receivables. The information set forth in the related Schedule of Receivables and in any computer tape regarding the Receivables is true, accurate and complete, and, other than as may be a result of the application of the criteria included in the definitions of Eligible Receivables Pool set forth in Exhibit A, no selection procedures believed to be adverse to the Purchasers were utilized in selecting such Receivables, with respect to the related Receivables Pool, from those receivables of the Seller or the Transferor that otherwise meet such criteria as well as the definition of Eligible Receivables.
(iv)Compliance With Law. All Requirements of Law in respect of any aspect of such Receivables and the related Purchased Property (including the origination thereof), in each case, have been complied with in all material respects and each Receivable and the sale of the related Financed Vehicle evidenced thereby complied at the time it was originated or made and now complies in all material respects with all applicable Requirements of Law.
(v)Binding Obligation. Each such Receivable with respect to the related Receivables Pool represents the genuine, legal, valid and binding payment obligation in writing of the Obligor thereon, enforceable by the holder thereof in accordance with its terms, except as enforceability may be limited by bankruptcy, receivership, conservatorship, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights in general and by equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(vi)Security Interest in Financed Vehicle. Immediately prior to the sale, transfer and assignment thereof pursuant hereto and the related Second Step Receivables Assignment, each such Receivable with respect to the related Receivables Pool was secured by a valid security interest in the Financed Vehicle in favor of the Transferor as secured party, or all necessary and appropriate actions shall have been commenced that would result in the valid perfection of a first priority security interest in the Financed Vehicle favor of the Transferor as secured party.
(vii)Receivables In Force. As of the applicable Cutoff Date, no such Receivable has been satisfied, subordinated or rescinded, and the Financed Vehicle securing each such Receivable has not been released from the lien of the related Receivable in whole or in part.
(viii)No Waiver. Since the applicable Cutoff Date, no provision of a Receivable has been, or shall be, waived, altered or modified in any respect other than with respect to alterations and modifications so that such Receivable is an Eligible Receivable (other than clause (ix) thereof, which must have been satisfied at the time of origination) and such Receivable is enforceable after giving effect thereto.
(ix)No Defenses. No right of rescission, setoff, counterclaim or defense has been asserted or threatened with respect to any such Receivable.
(x)No Liens. To the best of the Transferor’s knowledge: (1) there are no Lien or claims that have been filed for work, labor or materials affecting any Financed Vehicle securing any such Receivable that are or may be Lien prior to, or equal or coordinate with, the security interest in the Financed Vehicle granted by such Receivable; (2) no contribution failure has occurred with respect to any Benefit Plan which is sufficient to give rise to a Lien under Section 303(k) of ERISA with respect to any such Receivable; and (3) no tax lien has been filed and no claim related thereto is being asserted with respect to any such Receivable.

(xi)Insurance. Each Obligor under such Receivables is required to maintain a physical damage insurance policy of the type that the Seller requires in accordance with the Credit Policy.
(xii)Good Title. No such Receivable or the related Purchased Property has been sold, transferred, assigned or pledged by the Transferor to any Person other than the Purchasers; immediately prior to the conveyance of such Receivables and the related Purchased Property pursuant to this Agreement, the related Second Step Pool Supplement and the related Second Step Receivables Assignment, the Transferor had good and marketable title thereto, free of any Lien other than Permitted Liens; and, upon execution and delivery of the Second Step Pool Supplement and the related Second Step Receivables Assignment by the Transferor, the Purchasers shall acquire a valid and enforceable perfected ownership interest in each such Receivable and Purchased Property, the unpaid indebtedness evidenced thereby and the collateral security therefor, free of any Lien other than Permitted Liens.
(xiii)Lawful Assignment. No such Receivable or the related Purchased Property was originated in, or is subject to Requirements of Law of, any jurisdiction the Requirements of Law of which would make unlawful, void or voidable the sale, transfer and assignment of such Receivable and the other related Purchased Property under this Agreement and the related Second Step Receivables Assignment. None of the Seller, the Transferor or the Servicer has entered into any agreement with any Obligor that prohibits, restricts or conditions the assignment of such Receivable or any other Purchased Property.
(xiv)All Filings Made. All filings (including UCC filings) necessary in any jurisdiction to give the Purchasers a first priority perfected ownership interest in the Receivables and the related Purchased Property shall have been made.
(xv)One Original. There is only one original executed copy of each tangible record constituting or forming a part of such Receivable that is tangible chattel paper or a single Authoritative Copy of each electronic record constituting or forming a part of each Purchased Receivable that is electronic chattel paper.
(xvi)No Documents or Instruments. No such Receivable, or constituent part thereof, constitutes a “negotiable instrument” or “negotiable document of title” (as such terms are used in the UCC).
ARTICLE VI
CONDITIONS
Section 6.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent as of the date hereof:
(a)Basic Documents. Each of the Purchasers, the Transferor, the Seller, Bridgecrest, the Collateral Custodian and the Performance Guarantor, as the case may be, shall have executed and delivered each of the Basic Documents to which it is a party, and shall have executed and/or delivered each other document and instrument required to be executed and/or delivered by such party on or about the Original Execution Date or the date hereof, as applicable, prior to the effectiveness hereof or thereof, hereunder or thereunder.
(b)Documents to be Delivered by the Transferor.
(i)Good Standing Certificates. The Purchasers shall have received a certificate from the Secretary of State of the States of Arizona and Delaware as to the formation and good standing of the Seller and the Transferor, respectively.
(ii)Corporate Documents. The Purchasers shall have received duly certified copies of the Seller and the Transferor's certificate of formation and limited liability company agreement, resolutions of its directors approving the execution, delivery and performance of this Agreement and the other Basic Documents to which it is a party and the transactions contemplated hereby and thereby, and such other evidence of the authority and incumbency of officers and other appropriate personnel of the Seller and the Transferor, respectively.

(iii)Opinions. External counsel (which shall be satisfactory to the Purchasers in its reasonable judgment) for the Transferor, the Seller, Bridgecrest, the Collateral Custodian (which may be internal counsel) and the Performance Guarantor shall have furnished to the Purchasers written opinions dated as of the Original Execution Date in the form satisfactory to the Purchasers in its reasonable judgment.
(iv)Evidence of UCC Filing. On or prior to Effective Date of this Agreement, the Transferor shall record and file, at its own expense, a UCC-1 financing statement in each jurisdiction in which it is required by applicable law, authorized by and naming the Transferor as seller or debtor, naming the Purchasers as purchaser or secured party, naming the Receivables and the other Purchased Property as collateral, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect each sale, transfer, assignment and conveyance of Receivables to the Purchasers hereunder. Such UCC-1 financing statement shall be provided to the Purchasers on or prior to such Effective Date.
(v)Other Documents. The Transferor, the Servicer, the Collateral Custodian and the Performance Guarantor shall have provided such other documents as the Purchaser may reasonably request.
(c)Representations and Warranties. Each of the representations and warranties of each of the Transferor, the Servicer, the Seller, the Collateral Custodian and the Performance Guarantor, under each of the Basic Documents shall be true and correct in all material respects as of the date hereof (or, if another date for such representation or warranty is specified herein or therein, then such other date), and the Transferor, the Servicer, the Seller, the Collateral Custodian and the Performance Guarantor shall have performed in all material respects all covenants and agreements required to be performed by it hereunder and thereunder on or prior to the date hereof.
(d)UCC Search Reports. (A) The Transferor shall deliver to the Purchasers (i) certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Purchasers) dated a date reasonably near the Original Execution Date listing all effective financing statements which name the Seller and the Transferor (under each of its present names and any previous names) as debtor or seller and which are filed in Arizona and Delaware, respectively, and such other jurisdictions where the Purchasers may reasonably request, together with copies of such financing statements, none of which shall cover any Receivables or other Purchased Property, (ii) search reports, each dated a date reasonably near the Original Execution Date with respect to federal, state and local tax liens, judgment liens and liens of the PBGC, respectively, filed against the Seller and the Transferor from the Secretaries of State of the States of Arizona and Delaware and from Maricopa County, Arizona and New Castle County, Delaware, respectively, or such other jurisdictions as the Purchasers shall reasonably request, in each case, showing no such Lien on any of the Receivables or other Purchased Property.
Section 6.2 Conditions to Obligation of the Purchasers. The obligation of the Purchasers to purchase Receivables and the related Purchased Property with respect to each Receivables Pool and the related Purchased Property under this Agreement, the related Second Step Pool Supplement and the related Second Step Receivables Assignment is subject to the satisfaction of the following conditions on or before the related Closing Date:
(a)Aggregate Purchase Commitment. After giving effect to such purchase and sale, the sum of the Cutoff Date Aggregate Outstanding Principal Balance for such Receivables Pool and the aggregate amount of the Cutoff Date Aggregate Outstanding Principal Balance for all previous Receivables Pools within the Commitment Period shall not exceed the amount of Purchaser’s Obligation as of such Closing Date and the sum of the Cutoff Date Aggregate Outstanding Principal Balance for all Flex Receivables purchased during the period beginning April 30, 2020 through and including July 2, 2020, taken together, shall not exceed $[***] (or such other later dates or higher amount as agreed to by the Purchasers in their sole discretion). Notwithstanding the foregoing or anything to the contrary herein, solely for the purposes of this Section 6.2(a), any Receivable sold on June 30, 2020, September 29, 2020, or December 30, 2020 shall not be deemed to be a Flex Receivable.

[***] Redacted for confidentiality purposes.

(b)Minimum Sales Amount. The Aggregate Outstanding Principal Balance as of the related Cutoff Date shall not be less than $[***] other than during the period from October 1, 2020 through March 22, 2021 when the Purchase Percentage will be 0%, (adjusted downward for a nonmaterial amount resulting from application of the Freestyle Selection by the Purchase Percentage, other than during the period from October 1, 2020 through March 22, 2021 when the Purchase Percentage will be 0%,) of the aggregate principal balance of quarterly pools of receivables meeting the criteria described in the definition of “Eligible Receivable” and such other documented administrative criteria as the Purchasers may agree to from time to time originated by the Seller during the second calendar week preceding the related Closing Date unless otherwise agreed by the Purchasers.
(c)Commitment Termination Event. No Commitment Termination Event shall have occurred and the Sale shall occur during the Commitment Period.
(d)Scheduled Commitment Termination Date. The Scheduled Commitment Termination Date shall not have occurred.
(e)Representations and Warranties. Each of the representations and warranties of each of the Transferor, the Servicer the Seller, the Collateral Custodian and the Performance Guarantor, under each of the Basic Documents shall be true and correct in all material respects at the time of each Closing Date (or, if another date for such representation or warranty is specified herein or therein, then such other date), and the Transferor, Servicer, the Seller, the Collateral Custodian and the Performance Guarantor shall have performed in all material respects all covenants and agreements required to be performed by it hereunder and thereunder on or prior to each Closing Date.
(f)Master Sale Agreement. Each of the conditions to the obligations of the Seller under the Master Sale Agreement shall have been satisfied without any waiver thereof.
(g)Security Interests. The security interest granted by the Transferor in favor of the Purchasers in each Receivables Pool previously sold to the Purchasers is a valid and continuing security interest prior to all other Liens, and is enforceable as against such other creditors of and purchasers from the Transferor.
(h)Computer Files Marked. Each of the Seller and the Servicer shall have, on or prior to each Closing Date, indicated in its Receivables System, that such Purchased Property has been sold to the Purchasers pursuant to this Agreement and the related Second Step Receivables Assignment.
(i)Documents to be Delivered By the Transferor. On or before such Closing Date, the Transferor shall have delivered to the Purchasers the following documents:
(i)The Second Step Pool Supplement. The Transferor will execute and deliver the related Second Step Pool Supplement and each of the other documents, certificates and instruments required to be attached thereto as set forth in Exhibit A (a final completed draft of which shall be delivered to the Purchasers at least one (1) Business Day prior to the Closing Date).
(ii)Master Sale Agreement Documents. The Transferor shall deliver to the Purchasers a set of all documents and other writings delivered in connection with the Master Sale Agreement.

[***] Redacted for confidentiality purposes.

(iii)Opinions. On the initial Closing Date, counsel for the Seller and the Transferor shall have furnished to the Purchasers one or more opinions of external counsel in the form satisfactory to the Purchasers in its reasonable judgment, dated as of the initial Closing Date, with respect to true sale characterization of the sales from the Seller to the Transferor pursuant to the Master Sale Agreement, nonconsolidation of the Transferor with the Seller and security interest matters (including creation, perfection and filing priority and control of electronic chattel paper) along with bring-downs of the opinions referred to in Section 6.1(b)(iii). For any subsequent Closing Date, such counsel shall deliver such bring-downs of the foregoing opinions or new opinions with respect to such matters or such other matters, in each case, due to material changes in circumstances or Requirements of Law (since previously delivered), in each case that the Purchaser shall reasonably request. For the first Closing Date for which there is, or will be, a concentration with respect to any State of outstanding Receivables in all Eligible Receivables Pools purchased by the Purchasers that exceeds 10% of the aggregate Outstanding Principal Balance of all Receivables in all purchased Eligible Receivables Pools after giving effect to such sale, counsel for the Seller and the Transferor shall have furnished to the Purchasers one or more opinions of external counsel in the form satisfactory to the Purchasers in its reasonable judgment, dated as of such Closing Date, with respect to state titling statute opinions with respect to the Lien on the related Financed Vehicles.
(iv) Other Documents. On each Closing Date, the Transferor, the Servicer and the Performance Guarantor shall provide such other documents as the Purchasers may reasonably request.
(j)Collateral Custodian Certificate. With respect to all Receivables included in the related Receivables Pool, the Transferor shall, or shall have caused the Seller to, have Delivered each related Original Contract Document to the Collateral Custodian, and the Purchasers shall have received the related executed Document Receipt in accordance with the requirements of the Collateral Custodian Agreement, and the Seller, the Transferor and the Servicer shall have marked their computer files with respect to such Receivables to indicate the interest of the Purchasers.
(k)Other Transactions. The transactions contemplated by the Master Sale Agreement and the Master Servicing Agreement shall be consummated to the extent that such transactions are intended to be substantially contemporaneous with the transactions hereunder.
Section 6.3 Conditions to Obligation of the Transferor. The obligation of the Transferor to sell the Receivables with respect to each Receivables Pool and the related Purchased Property under this Agreement, the related Second Step Pool Supplement and the related Second Step Receivables Assignment is subject to the satisfaction of the following conditions on or before the related Closing Date:
(a)Second Step Receivables Purchase Price. On such Closing Date, the Purchasers shall deliver to the Transferor the Second Step Receivables Purchase Price for such Receivables Pool, in accordance with Section 3.1(b) of this Agreement.
(b)Representations and Warranties True. The representations and warranties of the Purchasers under this Agreement and each of the other Basic Documents to which it is a party shall be true and correct in all material respects as of such Closing Date, and the Purchasers shall have performed in all material respects all covenants and agreements, if any, required to be performed by it hereunder and thereunder on or prior to such Closing Date.
(c)Documents to be Delivered By the Purchaser. On or before such Closing Date, the Purchasers shall have delivered to the Transferor the related Second Step Pool Supplement.
(d)Other Transactions. The transactions contemplated by the Master Sale Agreement and the Master Servicing Agreement shall be consummated to the extent that such transactions are intended to be substantially contemporaneous with the transactions hereunder in connection with such sale and such Closing Date.
(e)Other Documents. On such Closing Date, the Purchasers shall provide such other documents as the Transferor may reasonably request.

ARTICLE VII
COVENANTS OF THE TRANSFEROR
Section 7.1 Protection of Right, Title and Interest. The Transferor covenants and agrees with the Purchasers as follows:
(a)Protection of Title; Filings. The Transferor shall authorize and file such financing statements and amendments to financing statements and cause to be authorized, as applicable, and filed such continuation and other statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Purchasers under this Agreement, each Second Step Pool Supplement and each Second Step Receivables Assignment in the Receivables and the other Purchased Property and in the proceeds thereof. The Transferor shall deliver (or cause to be delivered) to the Purchasers file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.
(b)Name Change. The Transferor shall not change its State of organization or its name, identity or corporate structure in any manner that would, could or might make any financing statement or continuation statement filed by the Transferor in accordance with Section 7.1(a) seriously misleading within the meaning of the UCC, unless it shall have given the Purchasers (i) at least 30 days prior written notice thereof if such change would create a new debtor under the UCC (which for purposes of this Section 7.1(b), shall not include a name change) or change the jurisdiction that would govern the perfection or effect of perfection against the Transferor and after delivery to the Purchasers of the applicable financing statements necessary to perfect or continue the perfection of the Purchaser’s security and ownership interests hereunder and under the other Basic Documents, or (ii) otherwise, notice thereof within 30 calendar days after effectiveness of such change, together with delivery to the Purchasers of the applicable financing statements necessary to perfect or continue the perfection of the Purchaser’s security and ownership interests hereunder and under the other Basic Documents.
(c)Executive Office; Maintenance of Offices. The Transferor shall (i) give the Purchasers at least 30 days prior written notice of any relocation of its principal executive office if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement Records; provided, that on or about April 1, 2017, the its principal place of business and chief executive office will be located at 1930 W. Rio Salado Pkwy, Tempe, AZ 85281 and (ii) deliver to the Purchasers acknowledgment copies of the applicable financing statements necessary to perfect or continue the perfection of their respective security or ownership interests hereunder and under the other Basic Documents (it being understood that amendments to all relevant financing statements will be filed in connection with the change in chief executive office described above). The Transferor shall at all times maintain offices from which it primarily services Receivables and its principal executive office within the United States of America.
(d)New Debtor. In the event that the Transferor shall change the jurisdiction in which it is formed or otherwise enter into any transaction which would result in a “new debtor” (as defined in the UCC) succeeding to the obligations of the Transferor hereunder, the Transferor shall comply fully with the obligations of Section 7.1(a).
(e)Receivables Systems. If the Transferor maintains computer systems, the Transferor shall maintain, or cause to be maintained, its computer systems so that, from and after the time of sale of the Receivables under this Agreement, if the computer systems and records (including any backup archives) shall refer to any such Receivable, they shall indicate clearly the interest of the Purchasers in such Receivable and that such Receivable is owned by the Purchasers. Indication of the Purchaser’s ownership of a Receivable shall be deleted from or modified on the computer systems and records of the Transferor, if any, when, and only when, the related Receivable shall have been paid in full or repurchased. The Transferor shall cause the Collateral Custodian or the E-Vault Provider on its behalf at all times to maintain “control” (as such term is used in Section 9-105 of the UCC) of all electronic records constituting or forming a part of a Receivable constituting electronic chattel paper on behalf of the Purchasers, as “secured party” (as such term is used in

Section 9-105 of the UCC) such that the Purchasers have had and at all times will have a first priority perfected security interest against the Seller and the Transferor and their creditors in such Receivable.
(f)Certificates of Title. If the Seller has not received a Certificate of Title related to a Purchased Receivable naming a Title Lien Nominee the first lien holder on such Certificate of Title for the related Financed Vehicle or the title application or other documentation necessary to obtain a Certificate of Title thereto noting such lien holder has not been submitted, then, promptly, but no later than 30 days following the related date of origination, the Transferor shall, or shall cause the Seller, to take all steps necessary to perfect the security interest against each Obligor in the related Financed Vehicle.
Section 7.2 Other Liens or Interests. Except for the sale contemplated by this Agreement and the Second Step Receivables Assignment, the Transferor shall not sell, pledge, assign or transfer any Receivable or the related Purchased Property (or any portion thereof) to any other Person, or grant, create, incur, assume or suffer to exist any Lien thereon or on any interest therein, and the Transferor shall defend the right, title and interest of the Purchasers in, to and under such Receivables and the related Purchased Property against all claims of third parties claiming through or under the Transferor. The Transferor shall not do anything to impair the right, title, ownership or security interest of the Purchasers in the Purchased Property.
Section 7.3 Perfection Costs and Expenses. The Transferor agrees to pay all reasonable costs and disbursements in connection with the perfection, as against all third parties, of the Purchaser’s right, title and interest in and to the Purchased Property with respect to each Receivables Pool.
Section 7.4 Separateness. Each of the Seller and the Transferor has taken, and shall continue to take, steps to make it unlikely that a voluntary or involuntary application for relief by the Seller under the Bankruptcy Code or similar applicable Requirements of Law in any state jurisdiction, would result in consolidation of the assets and liabilities of the Transferor with those of the Seller. These steps include the maintenance of the Transferor as a separate, limited-purpose subsidiary pursuant to the limitations in the Transferor’s limited liability company agreement and compliance with any assumptions or statements of fact in the non-consolidation opinion delivered to the Purchasers in connection with this Agreement. These limitations include restrictions on the nature of the Transferor’s business and a restriction on the Transferor’s ability to commence a voluntary case or proceeding under the United States Bankruptcy Code or similar applicable state Requirements of Law without the unanimous affirmative vote of all of the Transferor’s directors. Under the circumstances set forth in the Transferor’s limited liability company agreement, the Transferor is required to have at least one (1) director who qualifies thereunder as an independent director.
Section 7.5 Notice of Servicer Termination; Etc. The Transferor shall notify the Purchasers (A) as soon as possible and in any event within five (5) Business Days after it obtains knowledge of the occurrence of an Event of Servicing Termination; and (B) promptly after the Transferor obtains knowledge thereof, notice of any litigation, investigation or proceeding that may exist at any time between the Transferor and any Person or any litigation or proceeding relating to this Agreement, any other Basic Document or the Purchased Property.
Section 7.6 Conduct of Business; Ownership. The Transferor shall carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing as a domestic limited liability company in its jurisdictions of formation and maintain all requisite authority, licenses and permits to conduct its business in each jurisdiction in which its business is conducted, except for any such noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Purchasers or any of the Purchased Property or any of the transactions contemplated by the Basic Documents. The Transferor shall at all times be a wholly-owned subsidiary of the Seller.
Section 7.7 Collections. In the event the Transferor receives any Collections after the related Cutoff Date with respect to the Purchased Property, it shall turn over any Collections received by it with respect to any Purchased Property to the Servicer within two (2) Business Days after its identification of such Collections.

Section 7.8 Consolidations, Mergers and Sales of Assets.
(a)The Transferor shall not consolidate or merge with or into any other Person or sell, lease or otherwise transfer all or substantially all of its assets to any other Person.
(b)The Transferor hereby agrees that, until the last Business Day of the twelfth (12th) month following the latest maturing Receivable, it shall not (i) take any action prohibited by (or inconsistent with) its limited liability company agreement, or (ii) without the prior written consent of the Purchasers, amend its limited liability company agreement.
Section 7.9 Master Sale Agreement. The Transferor, on its own behalf and on behalf of the Purchasers and the other Seller Indemnified Parties, shall promptly enforce all covenants, indemnities and other obligations of the Seller contained in the Master Sale Agreement (including Sections 6.11 and 7.2 thereof). The Transferor shall deliver consents, approvals, directions, notices, waivers and take other actions under the Master Sale Agreement as may be directed by the Purchasers.
Section 7.10 Operation of the Transferor. Without limiting the generality of Sections 7.4 and 7.8(b), the Transferor shall be operated and managed in accordance with rating agency requirements for multi-use special purpose entities.
Section 7.11 Selection Standards; Quarterly Meetings.
(a)Until the Commitment Termination Date, in addition to the Quarterly Operations Review (as defined in the Master Servicing Agreement), the Transferor shall participate in quarterly meetings with the Purchasers (“Quarterly Selection Standards Meeting”) on the 60th day (or such other day as soon thereafter as the Transferor and the Purchasers shall mutually agree) of each quarter and if such day is not a Business Day, then on the next Business Day (or as Parties may mutually agree) by telephone or, if agreed to by the parties, in person, to discuss and review, among other things, loss and delinquency performance of the Seller’s originated portfolio of motor vehicle installment sales contracts and installment loans, any material changes to the Seller’s Credit Policy and other origination or underwriting guidelines, processes or policies, including special origination programs, that could influence, modify or impact the Purchased Property or the mix or characteristics of future Receivables Pools, as well as any proposed amendments or modifications to the definitions of Eligible Receivable or Eligible Receivables Pool since the preceding Quarterly Selection Standards Meeting.
(b)During, or following, any Quarterly Selection Standards Meeting, the Purchasers may propose a change by delivering a written request to the Transferor containing such proposed changes (“Selection Standards Change Notice”) to the definitions of Eligible Receivable or Eligible Receivables Pool. If Purchasers and the Transferor reach mutual written agreement regarding such changes (“Selection Standards Modification”), then the definitions of Eligible Receivable or Eligible Receivables Pool shall be amended to include such Selection Standards Modification for any Receivables Pools purchased on or after the date of such mutual agreement, or if Purchasers and the Transferor are not able to reach mutual agreement regarding such Selection Standards Modification within 30 days after receipt of the related Selection Standards Change Notice, then no change will occur to the definitions of Eligible Receivable or Eligible Receivables Pool.
Section 7.12 Furnishing of Information and Inspection of Records. If at any time the Transferor maintains any information regarding the Purchased Property, the Transferor shall furnish to the Purchasers from time to time such information with respect to the Purchased Property as the Purchasers may reasonably request. If the Transferor maintains such information, the Transferor shall, at any time and from time to time during regular business hours, as requested by the Purchasers, permit the requesting party, or its agents, representatives or regulators, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Receivables or other Purchased Property, and (ii) to visit the offices and properties of the Transferor for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Purchased Property or the Transferor’s performance hereunder and under the other Basic Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Transferor having knowledge of such matters.

Section 7.13 Compliance with Laws, Etc. The Transferor shall comply with all Requirements of Law applicable to it, except for any such noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Purchasers or any of the Purchased Property or any of the transactions contemplated by the Basic Documents.
Section 7.14 Indemnity.
(a)The Transferor shall indemnify, defend and hold harmless the Purchasers and its officers, directors, employees, Affiliates and agents (the “Indemnified Parties”) from and against any and all costs, expenses, losses, damages, claims and liabilities arising out of or resulting from the use, ownership or operation by the Transferor or any of its Affiliates of any Financed Vehicle.
(b)The Transferor shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all reasonable and documented costs, expenses, losses, claims, damages and liabilities solely to the extent that such cost, expense, loss, claim, damage or liability arose out of or resulted from the action or inaction (including any failure to comply with any applicable Requirements of Law) of any third party to whom the Transferor subcontracted or delegated the performance of its duties under this Agreement or the other Basic Documents and only to the extent such cost, expense, loss, claim, damage or liability is not related to any credit loss.
(c)The Transferor shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all costs, expenses, losses, claims, damages and liabilities, including reasonable external legal fees and expenses (i) to the extent that such cost, expense, loss, claim, damage, or liability arose out of, resulted from or was imposed upon any such Indemnified Party through the negligence (except for reasonable errors in judgment), willful misfeasance or bad faith of the Transferor or agent in the performance of its duties under this Agreement or the other Basic Documents to which it is a party or by reason of a breach of its obligations or duties under this Agreement or the other Basic Documents to which it is a party, (ii) arising out of, or resulting from, any breach of any representation, warranty, covenant or obligation of the Transferor in this Agreement, the other Basic Documents to which it is a party or in any Schedule, Exhibit, written statement or certificate furnished by the Transferor pursuant to this Agreement or the other Basic Documents to which it is a party (in each case, as each such representation or warranty would read if all qualifications as to knowledge or materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom), (iii) arising out of, or resulting from, any untrue statement of a material fact in any written information provided or delivered by the Transferor, or any Affiliate of the Transferor on its behalf, to the Purchasers pursuant to, for the purposes of, or in connection with, this Agreement or the other Basic Documents to which it is a party, (iv) arising out of, or resulting from, any action, suit, proceeding or claim or other litigation to the extent resulting from the actions or omissions of the Seller, the Transferor or any of their consolidated Affiliates or any of their respective agents, directors, officers, servants or employees, excluding, however, any costs, expenses, losses, claims, damages or liabilities resulting from the gross negligence, bad faith or willful misconduct on the part of any such Indemnified Party, and (v) resulting from the failure of either Purchaser to have a perfected and enforceable security interest against a related Obligor in the related Financed Vehicle, including any failure to obtain a first priority perfected security interest in the related Financed Vehicle in connection with the origination of the Receivable. Indemnification under this Section 7.14 shall include reasonable fees and expenses of one external counsel and reasonable costs and expenses of litigation; provided, however, that the Transferor pursuant to this Section 7.14, the Seller pursuant to Section 5.4 of the Master Sale Agreement and the Servicer pursuant to Section 5.2 of the Master Servicing Agreement shall only be responsible collectively for reasonable fees and expenses of one external counsel. If the Transferor has made any indemnity payments pursuant to this Section 7.14 and the recipient thereafter collects any of such amounts from others with respect to such claim, the recipient shall promptly repay such amounts collected to the Servicer, without interest.
(d)This Section 7.14 shall survive any termination of this Agreement.
Section 7.15 Publicity. All media releases, public announcements and public disclosures by any Party or its respective employees or agents, relating to this Agreement or the other Basic Documents or the transactions contemplated hereby or thereby or the name of the Purchasers or the Transferor, including promotional or marketing material, shall be coordinated with and consented to by the other Party in writing prior to the release thereof, which consent shall not be unreasonably withheld or delayed; provided, however, that any announcement intended solely for internal distribution by the disclosing Party to its directors, employees, officers and agents or any disclosure required by Requirements of Law or by accounting requirements, shall not require such coordination or consent.
Section 7.16 No Solicitation. The Transferor agrees that it will not, directly or indirectly, specifically solicit, and will not permit any of its Affiliates to, directly or indirectly, specifically solicit, any Obligor (in writing or otherwise) to refinance any Purchased Receivable (including solicitations for the purchase of a new vehicle); provided, however, that each of Transferor and its Affiliates may, directly or indirectly, engage in a general solicitation directed generally at the obligors of receivables originated or serviced by the Seller or the Servicer at large, so long as the Obligors under the Purchased Receivables are not the predominant targets of such general solicitation for refinancing.
Section 7.17 Remediation. The Transferor shall (i) provide the Purchasers with written notice, to the extent not prohibited by any applicable Requirements of Law, of any Remediation if such Remediation could reasonably be expected, individually or in the aggregate with any other Remediation, to have a Material Adverse Effect on the Purchasers or any of the Purchased Property and (ii) implement any Remediation in accordance with all terms thereof and all applicable Requirements of Law.
Section 7.18 Quarterly Statements as to Compliance. The Transferor shall deliver to the Purchasers, on or before the forty-fifth (45th) day following each calendar quarter, beginning February 14, 2017 (or, if such day is not a Business Day, the next succeeding Business Day), an Officer’s Certificate of the Transferor, dated as of the last Business Day of the immediately preceding calendar quarter, in each instance stating that (i) a review of the activities of the Transferor during the preceding calendar quarter (or, with respect to the first such certificate, such period as shall have elapsed from the Effective Date to the date of such certificate) and of its performance under this Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, the Transferor has fulfilled all its obligations under this Agreement in all material respects throughout such period, or, if there has been a default in the fulfillment of any such obligation, in any material respect specifying each such default known to such officer and the nature and status thereof.
Section 7.19 Additional Covenants. From the date hereof until the later of the Commitment Termination Date and the date on which the Receivables have been paid in full, the Transferor will:
(a)Preservation of Existence; License. It will preserve and maintain its existence, rights, franchises and privileges in its State of formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect and (without suspension or limitation) will not terminate or let lapse any licenses, consents or approval currently held by it necessary to ensure its performance of any duty contemplated by this Agreement and the other Basic Document to which it is a party.
(b)Performance and Compliance with Contracts. It will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts and in and all other agreements related to such Contracts. It shall enforce its rights under this Agreement and the other Basic Documents.
(c)Keeping of Records and Books of Account. It will (or will cooperate with the Servicer to) maintain and implement administrative and operating procedures (including an ability to re-create records evidencing Receivables in the event of the destruction of the originals thereof, in the case of tangible Contracts, or loss of access to the vault system of the Contracts maintained therein, in the case of electronic Contracts), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables.
(d)Transferred Assets. With respect to each Receivable transferred or acquired by it, it will: (i) transfer or acquire such Receivable pursuant to and in accordance with the terms of the Master Sale Agreement and this Agreement, (ii) take all action necessary to perfect, protect and more fully evidence the assignee’s interest in such Receivable, including (A) filing and maintaining, effective financing statements (Form UCC-1) in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (iii) taking all additional action that the Purchasers may reasonably request, including the filing of financing statements to perfect, protect and more fully evidence the respective interests of the parties to the Master Sale Agreement and this Agreement in the Purchased Property.
(e)Collection Policy. It will (or will cooperate with the Servicer to), to the extent applicable, comply with the Collection Policy with respect to each Receivable.
(f)Taxes. It will file or cause to be filed all federal and material state, local or foreign tax returns that are required to be filed by it. It will shall pay all federal or material amounts of state, local or foreign taxes and all material assessments made against it or any of its property (other than any amount of tax the validity of which it plans to contest in good faith by appropriate proceedings and with respect to which it retains reserves on its books).
(g)Use of Proceeds. The Transferor will use the proceeds only to acquire Receivables from the Seller.
(h)Liens. It will not create, or participate in the creation of, or permit to exist, any Lien with respect to the Collection Account or any account into which collections on the Receivables are deposited, except as set forth in the Basic Documents.
(i)Reporting. It will distribute, or cause to be distributed, to the Purchasers:
(i)Monthly Reports. Not later than the Reporting Date preceding each Payment Date, a Monthly Servicer Report.
(ii)Additional Data. Additionally, and solely to the extent such data is available, the Transferor shall provide, or reasonably cooperate with the Servicer to provide the Purchasers the Monthly Servicer Report or Monthly Data File, as applicable, in a format reasonably acceptable to the Purchasers, with data regarding the characteristics of the Receivables, in form and substance reasonably acceptable to the Purchasers, including (A) delinquencies (including a list of Delinquent Receivables), and (B) annualized losses or loss information by vintage origination year on the Seller’s originated portfolio of motor vehicle installment sales contracts and installment loans, presented on a quarterly basis, in each case of clause (A) and (B), until the third annual anniversary of the Commitment Termination Date of this Agreement (or, if the Seller provides such information to another finance counterparty or the Seller makes such information publicly available, until the final payment or liquidation of all of the Purchased Receivables).
(iii)Income Tax Liability. Within ten (10) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the tax liability of any “Affiliated Group” (within the meaning of Section 1504(a)(l) of the Code) which equal or exceed one million dollars ($1,000,000) with respect to the Seller or twenty-five thousand dollars ($25,000) with respect to the Transferor, telephonic or emailed notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof.
(iv)Tax Returns. Upon demand by the Purchasers, copies of all federal, State and local tax returns and reports filed by the Seller or the Transferor (excluding sales, use and like taxes), to the extent the Seller or the Transferor is required to file such tax returns.
(v)Auditors’ Management Letters. Promptly after any auditors’ management letters are received by the Seller or the Transferor or by its accountants, which refer in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by the Seller or the Transferor.

(vi)ERISA. Promptly after receiving written notice of any “Reportable Event” (as defined in Title IV of ERISA) with respect to the Seller or the Transferor (or any ERISA Affiliate thereof), a copy of such written notice.
(vii)Notice of Material Events. Promptly after obtaining knowledge of an event or circumstance that is likely to result in a Commitment Termination Event, Event of Servicing Termination or have a Material Adverse Effect on the Seller or the Transferor, the Purchased Property, or the Purchasers, notice of such event or circumstance. Promptly upon the entry of a judgment against the Seller of $1,000,000 or more.
(j)Accounting Policy. It will promptly notify the Purchasers of any material change in its accounting policies.
(k)Other. It will furnish to the Purchasers promptly, from time to time, such other information, documents, records or reports respecting the Purchased Property or the condition or operations, financial or otherwise, of it as the Purchasers may from time to time reasonably request in order to protect the interests of the Purchasers under or as contemplated by the Basic Documents.
(l)Compliance with System Description. It will, and will cause the Collateral Custodian, E-Vault Provider and, to the extent applicable to the then-applicable E-Vault System, E-Sign Provider to, at all times comply in all material respects with the System Description with respect to matters related to the perfection in the Receivables and the Purchased Receivables by “control” (as such term is used in Section 9-105 of the UCC).
(m)Financial Statements. To the extent not filed with the Commission and publicly available on EDGAR, within 120 days after the end of each fiscal year and 60 days after each fiscal quarter (or if the Seller is a reporting company under the Securities and Exchange Act of 1934, such period as required thereunder for the filing thereof), the Transferor will cause the Seller to provide to the Purchasers copies of its audited financial statements for the prior fiscal year or unaudited financial statements with respect to each of the first three fiscal quarters.
(n)Access to Systems. During the period beginning on the initial Closing Date and ending thirty (30) days after the Commitment Period, the Transferor shall, or cause the Seller to, give the Purchasers and their duly authorized representatives, attorneys and auditors, upon reasonable request of Purchaser, on-site access to the Transferor and the Seller’s loan originations systems and document repository, which access shall facilitate quality assurance and quality control reviews, to enable the Purchasers to back-up Receivables Files to the Purchasers’ systems, enable the Purchasers to review Receivables originations processes, procedures, approvals and boarding and permit the Purchasers with reasonable access to the Seller’s quality reporting and backup documentation (e.g., workpapers, sampled transactions and account-level results). Promptly following the end of each calendar month during the period beginning on the initial Closing Date and ending thirty (30) days after the Commitment Period, the Transferor shall, and shall cause the Seller to, at the reasonable request of Purchasers, provide the Purchasers with screenshots that would enable the Purchasers to complete the foregoing review on a sample of Receivables determined by the Purchasers (limited to one hundred (100) Receivables in any calendar week).
(o)Annual Opinion of Counsel. Counsel for the Transferor shall deliver on or before March 15 of each year (or, if such date is not a Business Day, the next succeeding Business Day), beginning March 15, 2018, an Opinion or Opinions of Counsel addressed to the Purchasers stating that, in the opinion of such counsel, such action has been taken with respect to the authorization, execution and filing of any financing statements and continuation statements as is necessary to maintain the liens and security interests created under this Agreement and reciting the details of such action or stating that in the opinion of such counsel no such action is necessary to maintain the liens and security interests created under this Agreement.
(p)Delivery of Servicer Files. To the extent that any portion of the Servicer Files related to any Purchased Receivable is not in the possession of the Servicer immediately prior to any related Closing Date, the Transferor shall, and shall cause the Seller to, deliver such portion of the Servicer Files for each Receivable listed on the Schedule of Receivables delivered to the Purchasers on each Closing Date.

Section 7.20 Negative Covenants. From the date hereof until the later of the Commitment Termination Date and the date on which the Receivables have been paid in full, the Transferor will not:
(a)Other Business. It will not (i) engage in any business other than the transactions contemplated by the Basic Documents, (ii) incur any indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to or as contemplated by the Basic Documents (excluding any incidental expenses incurred in connection with the performance of its obligations under the Basic Documents) or (iii) form any subsidiary or make any investments in any other person.
(b)Receivables Not to be Evidenced by Instruments. It will take no action to cause any Receivable that is not, as of the Closing Date or the related Settlement Date, as the case may be, evidenced by an “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper, to be so evidenced except in connection with the enforcement or collection of such Receivable.
(c)True Sale. It will not account for or treat (whether in its financial statements or otherwise) the transfers by the Seller to the Transferor or the Transferor to the Purchasers in any manner other than as the sale, or absolute assignment, of the Receivables and related assets.
(d)ERISA Matters. It will not, to the extent it could reasonably result in material liability to or impairment of any assets of or interests of the Purchaser in assets of the Transferor, (i) engage or permit any ERISA affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan, (iii) fail to make any payments to a Multiemployer Plan that it or any ERISA Affiliate is required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) permit the filing of any notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, (v) permit the termination of any Pension Plan under Section 4041(c) of ERISA or the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate or appoint a trustee to administer a Pension Plan, or (vi) permit any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)Formation Documents; Transfer Agreement. Without the prior consent of the Purchasers, the Transferor will not amend, modify, waive or terminate any provision of its formation documents, and the Seller and the Transferor will not amend, modify, waive or terminate any provision of the Basic Documents.
(f)Changes in Payment Instructions to Obligors. It will not add or make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Receivables, unless the Purchasers shall have consented to such change and has received duly executed copies of all documentation related thereto, which documentation shall be satisfactory in form and substance to the Purchasers.
(g)Extension or Amendment of Receivables. It will not, except as otherwise permitted in pursuant to this Agreement or the other Basic Documents, extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Receivables.

(h)Credit Policy. During the Commitment Period, the Transferor will not, and it will not permit the Seller to, amend, modify, restate or replace, in whole or in part, its identity, income, and payment verification practices, including, but not limited to, any change to Exhibit E attached hereto, without written notification to the Purchasers; provided that the prior written consent of the Purchasers shall be required if such amendment, modification, restatement or replacement would impair the collectability of any Receivable or otherwise materially and adversely affect the interests or the remedies of the Purchasers under this Agreement or any other Basic Document. The Transferor will provide, or shall cause to be provided, to the Purchasers on a [***] basis a current version of the Seller’s policies concerning generation of financing terms as well as (i) a comparison showing all changes to the Seller’s policies concerning generation of financing terms as provided to the Purchasers during the previous calendar month or (ii) an affirmation that no changes were made to the Seller’s policies concerning generation of financing terms as provided to the Purchasers during the previous [***], noting that the Purchasers may also request a current version of the Seller’s policies concerning generation of financing terms at any point in time. For the avoidance of doubt, changes to the Receivable Structure Constraints shall be considered material changes to policies concerning generation of financing terms. The Transferor will provide, or shall cause to be provided, to the Purchasers on a monthly basis a current version of the Seller’s Credit Policy as well as (i) a comparison showing all changes to the Seller’s Credit Policy as provided to the Purchasers during the previous [***] or (ii) an affirmation that no changes were made to the Seller’s Credit Policy as provided to the Purchasers during the previous [***], noting that the Purchasers may also request a current version of the Seller’s Credit Policy at any point in time.
(i)Collection Policy. The Transferor will not amend, modify, restate or replace, in whole or in part, the Collection Policy, as such guidelines, policies and procedures as may be amended, modified, restated, replaced or otherwise supplemented from time to time in accordance with Section 3.1(c) of the Master Servicing Agreement, and as modified by the Servicing Exceptions, if any, or with respect to any successor Servicer, the customary servicing and collection guidelines, policies and procedures of such successor Servicer with such changes as shall be required by the Purchasers and agreed to in writing by such successor Servicer and the Purchasers, as such agreed upon guidelines, policies and procedures may be changed from time to time in accordance with Section 3.1(c) of the Master Servicing Agreement.
(j)No Assignments. It will not assign or delegate, grant any interest in or permit any Lien (other than Permitted Liens) to exist upon any of its rights, obligations or duties under this Agreement or any other Basic Document without the prior written consent of the Purchasers.
Section 7.21 Accountant’s Letter. Not later than thirty (30) days after the end of each calendar quarter, upon the request of the Purchasers, the Transferor shall cause a firm of independent certified public accountants, to furnish to the Purchasers a letter in form and substance acceptable to the Purchasers, stating as of the Cutoff Date that they have performed specified procedures with respect to each Receivables Pool sold to the Purchasers during the preceding calendar quarter. The Transferor shall be responsible for all expenses associated with obtaining such agreed upon procedures letters up to $[***] annually; provided that in the event an agreed upon procedures letter reveals deviations material in nature or amount, then the Transferor shall be obligated to reimburse up to an additional $[***] of agreed upon procedure letters costs incurred in the following 12-month period.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
Section 8.1 Obligations of the Transferor. The obligations of the Transferor under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Receivable with respect to any Receivables Pool.

[***] Redacted for confidentiality purposes.

Section 8.2 Repurchase of Receivables Upon Breach by the Transferor. Upon (i) the discovery of any breach of any representation or warranty as set forth in Section 5.2(cc) of this Agreement (and with respect to paragraphs (i)(B)(ii) and (x) therein, without giving effect to any knowledge requirements) or (ii) the Purchasers incurring any cost, expense, loss, claim, damage or liability resulting from the failure of either Purchaser to have a perfected and enforceable security interest against a related Obligor in the related Financed Vehicle (including any failure to obtain a first priority perfected security interest in the related Financed Vehicle in connection with the origination of the Receivable), the Party discovering such breach shall give prompt written notice of the breach to the other Parties. Such notice shall specify the reason for such ineligibility or breach and shall identify all Receivables that the party preparing such notice knows is so ineligible or in breach as of such date. Unless the breach described in clause (i) above has been cured in all material respects by the last day of the Collection Period immediately following the Collection Period during which such breach is discovered or notice of such breach is given and, with respect to the failure described in clause (ii) above, in each such circumstance, the Transferor shall repurchase, as of the last day of such Collection Period, any Receivable for which such representation or warranty was breached for the Warranty Payment. In consideration of the repurchase of a Warranty Receivable, the Transferor shall remit, or cause to be remitted the Warranty Payment to the applicable Collection Account for distribution pursuant to Section 4.2 of the Master Servicing Agreement. The obligation of the Transferor to repurchase any Receivable as to which a breach has occurred and is continuing, shall, if such obligation is fulfilled, constitute the sole remedy (except as provided in Section 7.14 of this Agreement) against the Transferor for such breach available to the Purchasers.
Section 8.3 Assignment of Warranty Receivables. With respect to all Receivables repurchased pursuant to this Agreement, the Purchasers shall assign to the Transferor, without recourse, representation or warranty to the Transferor, all the Purchaser’s right, title and interest in and to such Receivables, and all security and documents relating thereto.
Section 8.4 Amendment. This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Transferor and the Purchasers.
Section 8.5 Waivers. No failure or delay on the part of the Purchasers in exercising any power, right or remedy under this Agreement, any Second Step Pool Supplement or any Second Step Receivables Assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.
Section 8.6 Notices. All communications and notices pursuant hereto to either Party must be in writing personally delivered, sent by facsimile or email and shall be deemed to have been duly given at the address, fax number or email for each Party set forth below.
To Transferor:    Carvana Auto Receivables 2016-1 LLC
c/o Carvana, LLC, its sole member
1930 W. Rio Salado Pkwy
Tempe, AZ 85281
Attention: General Counsel
Email: DL-CarvanaLegal@carvana.com
With a copy to:        Snell & Wilmer L.L.P.
400 East Van Buren
Phoenix, Arizona 85004-2202
Attention: Brian Burke
602.382.6379
bburke@swlaw.com

To Purchasers:    Ally Bank
500 Woodward Avenue
Detroit, MI 48226
Attn: Scott Brobecker
Email: Scott.Brobecker@ally.com

and:        Ally Financial
Ally Detroit Center
500 Woodward Avenue
MC: MI-01-10-LEGAL
Detroit, MI 48226
Attn: Richard V. Kent
Fax No.: (313) 334-3276

Section 8.7 Costs and Expenses. Except as otherwise provided in this Agreement or the other Basic Documents, the Transferor agrees to pay to the Purchasers all reasonable costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other Basic Documents and the other documents to be delivered hereunder or in connection herewith and any requested amendments, waivers or consents hereof including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchasers (which shall not exceed $[***] under the Basic Documents), with respect thereto and all costs and expenses, if any, in connection with the enforcement of this Agreement and the other documents delivered hereunder or in connection herewith.
Section 8.8 Survival. The respective agreements, representations, warranties and other statements by the Transferor and the Purchasers set forth in or made pursuant to this Agreement shall remain in full force and effect and shall survive the closing under Section 3.2 and any sale, transfer or other assignment of the Receivables or other Purchased Property by the Purchasers.
Section 8.9 Headings and Cross-References. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.
Section 8.10 Governing Law, Submission to Jurisdiction, Etc.
(a)THIS AGREEMENT AND THE SECOND STEP RECEIVABLES ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5‑1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS..
(b)THE TRANSFEROR AND THE PURCHASERS HEREBY MUTUALLY AGREE TO SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER BASIC DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE TRANSFEROR AND THE PURCHASERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)THE TRANSFEROR AND PURCHASERS EACH HEREBY WAIVES (TO THE EXTENT THAT IT MAY LAWFULLY DO SO) ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER BASIC DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. INSTEAD, ANY DISPUTE RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

[***] Redacted for confidentiality purposes.

Section 8.11 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which will be an original, but which together will constitute one and the same instrument. This Agreement may be executed and delivered electronically or by facsimile. Any electronic or facsimile signatures will have the same legal effect as manual signatures. The words “execution”, “signed”, “signature”, and words of like import in this Agreement or in any such amendment, waiver, certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC.
Section 8.12 Further Assurances. The Transferor and Purchasers shall each, at the request of the other, execute and deliver to the other all other instruments that either may reasonably request in order to more fully effect the sale of the Purchased Property to the Purchasers.
Section 8.13 No Reliance. The Purchasers acknowledges and agrees that it is purchasing the Receivables without recourse to the Transferor (other than as otherwise provided in this Agreement).
Section 8.14 Severability of Provisions. If any provision of this Agreement is invalid or unenforceable, then, to the extent such invalidity or unenforceability shall not deprive either Party of any material benefit intended to be provided by this Agreement, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.
Section 8.15 Assignment. Subject to the terms of the Confidentiality and Reconstitution Agreement, neither the Transferor nor the Purchasers may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other Party.
Section 8.16 No Third Party Beneficiaries. This Agreement does not create, and shall not be deemed to create, a relationship between the Parties or any of them and any third party in the nature of a third party beneficiary or fiduciary relationship; provided, however, that the existence of this Section 8.15 shall not relieve the Transferor of its indemnity obligations set forth in Section 7.14 of this Agreement and the Purchasers may enforce such indemnification claims for the Indemnified Parties set forth in Section 7.14.
Section 8.17 No Petition Covenant. Notwithstanding any prior termination of this Agreement, no party to this Agreement shall, prior to the date which is one year and one day after the later of (i) the final payment or liquidation of all Receivables purchased by Ally Bank and Ally Financial Inc. under the Master Purchase Agreement (Flow) and (ii) the repayment in full of all obligations of each Bankruptcy Remote Party in respect of all amounts owing by any Bankruptcy Remote Party to the Administrative Agent and the Lenders pursuant to the Loan and Security Agreement or any other similar financing arrangement to which Ally Bank or any of its Affiliates is a party other than inchoate obligations for which no claim has been made, acquiesce, petition or otherwise invoke or cause any Bankruptcy Remote Party to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against such Bankruptcy Remote Party under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such Bankruptcy Remote Party or any substantial part of its property, or ordering the winding up or liquidation of the affairs of any Bankruptcy Remote Party under any federal or state bankruptcy or Insolvency Proceeding.
Section 8.18 Special Acknowledgement of Purchasers. Each Purchaser hereby acknowledges that it is a sophisticated purchaser capable of analyzing the risk of purchasing the Receivables and that subsequent to the consummation of the transaction contemplated hereby, the Purchasers shall bear all of the risks of ownership of the Receivables, including the risks of defaults and credit losses with respect thereto, except as otherwise set forth in any of the Basic Documents.

Section 8.19 Effect of Amendment and Restatement. It is the intent of the parties hereto that this Second Amended and Restated Master Purchase and Sale Agreement shall, as of the date hereof, amend and restate and replace in its entirety the Amended and Restated Master Purchase and Sale Agreement (Flow), dated March 6, 2017 (the “Original Amended Master Purchase and Sale Agreement”), among the Transferor and the Purchasers, which amended and restated and replaced in its entirety the Master Purchase and Sale Agreement (the “Original Master Purchase and Sale Agreement”), dated December 22, 2016, among the Transferor and the Purchasers; provided that, with respect to the period of time from December 22, 2016 through Mach 6, 2017, the rights, obligations, representations and warranties of the parties shall be governed by the Original Master Purchase and Sale Agreement and, with respect to the period of time from March 6, 2017, through the date hereof, the rights, obligations, representations and warranties of the parties shall be governed by the Original Amended Master Purchase and Sale Agreement; provided further, that the amendment and restatement of the Original Amended Master Purchase and Sale Agreement shall not affect any of the grants, transfers or conveyances contemplated by the Original Amended Master Purchase and Sale Agreement to have occurred prior to the date hereof. Each of the parties hereto, in each of its respective capacities hereunder and under each of the other Basic Documents, as applicable, hereby consents to the amendment and restatement of the Original Amended Master Purchase and Sale Agreement and each of the other Basic Documents on the date hereof, and does hereby acknowledge receipt of notice of such amendments and restatements and waives any further notice requirement with respect thereto, if and to the extent any such consent or notice was required hereunder or thereunder.
Section 8.20 Recourse Limited to Collateral; Subordination.
(a)The obligations of the Transferor under this Agreement and the other Transaction Documents are obligations solely of the Transferor and shall not constitute a claim against the Transferor to the extent that the Transferor does not have funds sufficient to make payment of such obligations. In furtherance of and not in derogation of the foregoing, to the extent the Transferor enters into secured transactions, the parties hereto acknowledge and agree that they shall have no right, title or interest in or to Other Assets. To the extent that, notwithstanding the agreements and provisions contained in the preceding sentences of this subsection, any of the parties hereto either (i) asserts an interest or claim to, or benefit from, Other Assets, or (ii) is deemed to have any such interest, claim to, or benefit in or from Other Assets, whether by operation of law, legal process, pursuant to applicable provisions of insolvency laws or otherwise (including by virtue of Section 1111(b) of the Bankruptcy Code or any successor provision having similar effect under the Bankruptcy Code), then the parties hereto further acknowledge and agree that any such interest, claim or benefit in or from Other Assets is and shall be expressly subordinated to the indefeasible payment in full of all obligations and liabilities of the Transferor which, under the terms of the relevant documents relating to such Other Assets, are entitled to be paid from, entitled to the benefits of, or otherwise secured by such Other Assets (whether or not any such entitlement or security interest is legally perfected or otherwise entitled to a priority of distribution or application under applicable law, including insolvency laws, and whether asserted against the Transferor), including the payment of post-petition interest on such other obligations and liabilities. This subordination agreement shall be deemed a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code. The parties hereto further acknowledge and agree that no adequate remedy at law exists for a breach of this Section 8.20 and the terms of this Section 8.20 may be enforced by an action for specific performance.
(b)The provisions of this Section 8.20 shall be for the third party benefit of those entitled to rely thereon and shall survive the termination of this Agreement.
(c)The Transferor covenants and agrees that if it enters into secured transactions with respect to Other Assets, it shall cause the appropriate documentation with respect thereto to include provisions substantially similar to those contained in (i) this Section 8.20 pursuant to which the Person(s) to which Other Assets are conveyed disclaims (and subordinates) any interest it may have in the assets of the Transferor other than the specific Other Assets related to such secured transaction and (ii) Section 8.17.
* * *

The Parties have caused this Second Amended and Restated Master Purchase and Sale Agreement to be executed by their respective duly authorized officers as of the date and year first above written.

CARVANA AUTO RECEIVABLES 2016-1 LLC,
as Transferor

By:	/s/ Paul Breaux
Name: Paul Breaux
Title: Vice President

ALLY BANK,
as Purchaser

By:	/s/ Scott M. Brobecker
Name: Scott Brobecker
Title: Authorized Representative

ALLY FINANCIAL INC.,
as Purchaser

By:	/s/ Thomas E. Elkins
Name: Tom Elkins
Title: Authorized Representative

Agreed to and accepted by:

CARVANA, LLC,
as Seller

By:	/s/ Paul Breaux
Name: Paul Breaux
Title: Vice President

APPENDIX A
DEFINITIONS AND USAGE
(a)Construction and Usage. Unless otherwise provided in the Master Sale Agreement, the Master Purchase and Sale Agreement, the Master Servicing Agreement or any other Basic Documents, the following rules of construction and usage are applicable to this Appendix and the Master Sale Agreement, the Master Purchase and Sale Agreement, the Master Servicing Agreement and any other Basic Documents.
(i)As used in this Appendix or in any Basic Document and in any certificate or other document made or delivered pursuant thereto, accounting terms not defined herein, or in any such Basic Document, or in any such certificate or other document, and accounting terms partly defined herein or in any such certificate or other document, to the extent not defined herein, have the respective meanings given to them under generally accepted accounting principles. To the extent that the definitions of accounting terms herein, in any such Basic Document or in any such certificate or other document are inconsistent with the meanings of such terms under such generally accepted accounting principles, the definitions contained herein, in such Basic Document or in any such certificate or other document control.
(ii)The words “hereof,” “herein,” “hereunder” and words of similar import when used in any Basic Document refer to such Basic Document as a whole and not to any particular provision or subdivision thereof. References in any Basic Document to “Article,” “Section” or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such Basic Document. The term “including” means “including without limitation.” The word “or” is not exclusive.
(iii)The definitions contained in any Basic Document are equally applicable to both the singular and plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.
(iv)Any agreement, instrument, statute or regulation defined or referred to below means such agreement, instrument, statute or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.
(v)Any interest calculated over a period under any Basic Document shall be based on the actual number of days in such period and 365-day years.
(b)Definitions
All terms defined in this Appendix shall have the defined meanings when used in any Basic Document, unless otherwise specified or defined therein.
“2-year Prime ABS Spread” means, as of any day, the “2-year Prime ABS Spread” for the most recent week set forth in the Morgan Markets Auto ABS Index; provided, that, if the Morgan Markets Auto ABS Index ceases or fails to publish the 2-year Prime ABS Spread, the 2-year Prime ABS Spread shall be the 2-year Prime ABS Spread as determined by the Purchasers from time to time in the ordinary course of their business and provided to the Transferor; and provided, further, that if the Purchasers no longer periodically determine the 2-year Prime ABS Spread in the ordinary course of their business, then the Purchasers and the Transferor will otherwise establish a methodology for determining the 2-year Prime ABS Spread in a manner mutually acceptable to the Purchasers and the Transferor.
“Action Plan”, with respect to a Receivables Pool, has the meaning set forth in Section 3.16(d) of the Master Servicing Agreement.
“Action Plan Meeting”, with respect to a Receivables Pool, has the meaning set forth in Section 3.16(c) of the Master Servicing Agreement.

“Action Plan Meeting Regarding Certificates of Title”, with respect to all of the Receivables in all Receivables Pools, has the meaning set forth in Section 3.16(g) of the Master Servicing Agreement.
“Action Plan Regarding Certificates of Title”, with respect to all of the Receivables in all Receivables Pools, has the meaning set forth in Section 3.16(h) of the Master Servicing Agreement.
“Administrative Purchase Payment” means, with respect to an Administrative Receivable within a Receivables Pool to be repurchased as of the last day of a Collection Period, a payment equal to the sum of (i) the product of (a) the Outstanding Principal Balance with respect to such Administrative Receivable as of such date and (b) the Receivables Purchase Rate and (ii) the product of (x) the amount set forth in clause (i) above, (y) the APR of such Administrative Receivable and (z) 30/360.
“Administrative Receivable” means a Receivable which the Servicer has repurchased pursuant to Section 3.8 of the Master Servicing Agreement.
“Affiliate” means, with respect to any specified Person, any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Aggregate Outstanding Principal Balance” means, with respect to a First Tier Receivables Pool or a Receivables Pool and as of any date, the aggregate of the Outstanding Principal Balance of each Receivable in such First Tier Receivables Pool or Receivables Pool, as applicable.
“Ally Bank” means Ally Bank, a Utah chartered bank, and its permitted successors and assigns.
“Ally Bank Controls Effectiveness Review” means the Ally Bank process that assesses a suppliers’ risk management controls in compliance with FDIC/FFIEC Third Party Vendor Management guidelines.
“Ally Financial” means Ally Financial Inc., a Delaware corporation, and its permitted successors and assigns.
“Anti-Corruption Laws” has the meaning set forth in Section 3.30 of the Master Servicing Agreement.
“Annual Percentage Rate” or “APR” of a Receivable means the annual rate of finance charges stated in the Receivable.
“Applicable Servicing Modification,” with respect to a Banking Regulatory Change, shall be the modification to the Servicer’s servicing standards and practices (i) approved by the Banking Regulator, if the Banking Regulator has approved a different modification than that proposed by the Purchaser in the related Notice of Banking Regulatory Change, (ii) if clause (i) is inapplicable, then as approved by the Purchaser, if the Purchaser has approved a different modification than that proposed by the Purchaser in the related Notice of Banking Regulatory Change, or (iii) otherwise, the modification proposed by the Purchaser in the related Notice of Banking Regulatory Change.
“Approved Financed Ancillary Products” means, the products mutually agreed to by the Purchasers and the Transferor with respect to vehicle service contracts, global positioning systems, gap insurance or waiver, prepaid maintenance, tire & wheel protection, paintless dent repair, and such other products as may be agreed to in writing by the Purchasers and Transferor from time to time.
“Authoritative Copy” means with respect to any Electronic Contract, a copy of such Contract that is unique, identifiable and, except as otherwise provided in Section 9-105 of the UCC, unalterable, and is marked “original” or has no watermark or other marking that would indicate that it is a “copy” or “duplicate” or not an original or not an “authoritative” copy.

“Available Collections” means, with respect to a Receivables Pool for any date or period of determination, the sum of the following amounts with respect to such date or period:
(i)all monies collected from whatever source on such date or during such period with respect to the Receivables within such Receivables Pool;
(ii)all Liquidation Proceeds received with respect to a Receivable within such Receivables Pool during such period; and
(iii)the Administrative Purchase Payments or Warranty Payments received with respect to each Receivable within such Receivables Pool that became an Administrative Receivable or Warranty Receivable on such date or during such period pursuant to Section 8.2 of the Master Purchase and Sale Agreement or pursuant to Section 3.8 of the Master Servicing Agreement;
provided, however, that in calculating the Available Collections the following will be excluded:
(i)all payments and proceeds of any Receivables the Warranty Payment or Administrative Purchase Payment of which has previously been included in Available Collections for such Receivables Pool;
“Banking Regulator” means a United States federal or State regulatory agency or instrumentality having authority over U.S. national banks or state chartered banks, including the Office of the Comptroller of the Currency, the Federal Reserve Board, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Federal Financial Institutional Examination Council and the Utah Department of Financial Institutions, or any successor federal or state agency or instrumentality.
“Banking Regulatory Change” will occur if (i) a Banking Regulator adopts or modifies regulations or policies which alter the obligations of U.S. national or state chartered banks in general, or Ally Bank in particular, with respect to the servicing of retail automotive loans and retail automotive installment sales contracts, (ii) such regulations apply to retail automotive installment sale contracts owned or serviced by Ally Bank, (iii) compliance by third parties servicing receivables (as servicer for Ally Bank) owned by Ally Bank is required by law and (iv) such regulations require the Servicer (as servicer for Ally Bank) to implement new servicing standards or practices, or otherwise modify the existing standards or practices, other than those set forth in the Basic Documents.
“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
“Bankruptcy Remote Party” means each of CAR 2016-1, the Borrower or any trust, limited liability company or corporation wholly-owned by CAR 2016-1.
“Basic Documents” means the Master Sale Agreement (including the First Step Receivables Assignment), the Master Purchase and Sale Agreement (including the Second Step Receivables Assignment), the Master Servicing Agreement, , the First Step Pool Supplements, the Second Step Pool Supplements, the Master Confidentiality and Reconstitution Agreement, the Collateral Custodian Agreement, the Letter Agreement and any other document, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by this Agreement or any of the other foregoing documents.
“Benefit Plan” means any of (i) an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (ii) a plan subject to Section 4975 of the Code or (iii) any entity whose underlying assets include plan assets by reason of investment by an employee benefit plan or plan in such entity.
“Bridgecrest” means Bridgecrest Credit Company, LLC, an Arizona limited liability company, and its permitted successors and assigns.
“Business Continuity Plan” means the document in which the Servicer plans to protect its employees, and continue its most critical business functions in situations where the facilities, people or information technology resources are interrupted for an extended period.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions or trust companies in New York, New York, Minneapolis, Minnesota or Detroit, Michigan may, or are required to, remain closed.
“CAR 2016-1” means the Transferor.
“CAR 2016-1 Purchased Property” has the meaning set forth in Section 3.1(a) of the Master Sale Agreement.
“Carvana” means Carvana, LLC, an Arizona limited liability company, and its permitted successors and assigns.
“Catalyst Event” means a period of time commencing on the date when the 2-year Prime ABS Spread exceeds 0.75% and continuing until the earliest time as of which the 2-year Prime ABS Spread is equal to or less than 0.75%.
“CER” has the meaning set forth in Section 3.23 of the Master Servicing Agreement.
“Certificate of Title” means with respect to a Financed Vehicle, (i) the original certificate of title relating thereto, or copies of correspondence to the applicable Registrar of Titles, and all enclosures thereto, for issuance of the original Certificate of Title or (ii) if the applicable Registrar of Titles issues a letter or other form of evidence of lien in lieu of a Certificate of Title (including electronic titling), either notification of an electronic recordation, by either a Title Intermediary or the applicable Registrar of Titles, or the original lien entry letter or form or copies of correspondence to such applicable Registrar of Titles, and all enclosures thereto, for issuance of the original lien entry letter or form, which, in either case, shall name the related Obligor as the owner of such Financed Vehicle and a Title Lien Nominee as secured party.
“Change in Control” means the (i) failure of Carvana to maintain, directly or indirectly, (A) control of the board of directors (or similar governing body) and (B) a beneficial ownership of 100% percent of the equity interests (having ordinary voting power on an as-converted, fully-diluted basis) of the Transferor or (ii) failure of Persons that, as of the Closing Date, directly or indirectly maintain, (X) control of the board of directors (or similar governing body) and (Y) a beneficial ownership of more than fifty percent (50%) of the equity interests (having ordinary voting power on an as-converted, fully-diluted basis) of Carvana to maintain such control or more than 50% ownership, other than as a result of (1) a registered public offering of securities of Carvana or (2) transfers of equity interests to Affiliates of such Persons or to other Persons that, individually or collectively, as of the Closing Date, owned equity interests (having ordinary voting power on an as-converted, fully-diluted basis) of Carvana representing not less than ten percent (10%) of such equity interests or Affiliates thereof.
“Change Order” has the meaning set forth in Section 7.1(b) of the Master Servicing Agreement.
“Change Request” has the meaning set forth in Section 7.1(b) of the Master Servicing Agreement.
“Closing” means the initial closing that shall take place at or about 11:00 a.m., Chicago time, at the offices of Kirkland & Ellis LLP, in Chicago, Illinois on or about December 30, 2016, or at such other time, date and place as the parties shall agree upon.
“Closing Date” means, with respect to a First Tier Receivables Pool and subject to Section 3.1(e) of the Master Sale Agreement or a Receivables Pool and subject to Section 4.1(a) of the Master Purchase and Sale Agreement, the date on which the related First Step Pool Supplement or Second Step Pool Supplement is executed and delivered and the Purchase Price is paid, which generally will be the third (3rd) Business Day of the last calendar week of each calendar quarter.
“CNL” means, with respect to any Receivables Pool and any Distribution Date, the Cumulative Net Losses for such Receivables Pool through the last day of the related Collection Period.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder.

“Collateral Custodian” means Wells Fargo Bank, National Association.
“Collateral Custodian Agreement” means the Amended and Restated Collateral Custodian Agreement, dated as of November 1, 2022, among the Purchasers, the Collateral Custodian, the Servicer, the Transferor and the Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Collateral Custodian Fee: The fees set forth in the Collateral Custodian Agreement as the Collateral Custodian Fees.
“Collection Account” has the meaning set forth in Section 4.1 of the Master Servicing Agreement.
“Collection Period” means each calendar month during the term of the Master Servicing Agreement or, in the case of the initial Collection Period, the period from and including the Cutoff Date of the related Receivables to and including the last day of the month preceding the month in which the first related Distribution Date occurs. Any amount stated “as of the close of business of the last day of a Collection Period” gives effect to all applications of Collections and all remittances or distributions as of the end of the day on such last day.
“Collection Policy” means, with respect to (i) the initial Servicer, the customary servicing and collection guidelines, policies and procedures of the Servicer, including those as attached as Exhibit D to the Master Servicing Agreement, in effect on the Original Execution Date, as such guidelines, policies and procedures as may be amended, modified, restated, replaced or otherwise supplemented from time to time in accordance with Section 3.1(c) of the Master Servicing Agreement, and as modified by the Servicing Exceptions and the Process Remediations attached to the Master Servicing Agreement as Exhibit F, if any, or (ii) any successor Servicer, the customary servicing and collection guidelines, policies and procedures of such successor Servicer with such changes as shall be required by the Purchasers and agreed to in writing by such successor Servicer and the Purchasers, as such agreed upon guidelines, policies and procedures may be changed from time to time in accordance with Section 3.1(c) of the Master Servicing Agreement.
“Collections” means, with respect to a First Tier Receivables Pool or a Receivables Pool, all amounts collected by the Servicer or its agents (from whatever source) or otherwise turned over to the Collection Account on or with respect to the related Receivables or the other CAR 2016-1 Purchased Property or Purchased Property, as applicable.
“Commission” means the Securities and Exchange Commission.
“Commitment Amount” means the sum of (i) $5,000,000,000 plus (ii) the Outstanding Principal Balance of a Receivable that had been previously included in a Receivables Pool and was repurchased, remediated and resold to the Purchasers in a subsequent Receivables Pool.
“Commitment Period” means the period from the Fifth Extension Amendment Effective Date to the earliest of (i) the Scheduled Commitment Termination Date, (ii) the occurrence of a Commitment Termination Event and (iii) the purchase by the Purchasers of Receivables Pools with a total Cutoff Date Aggregate Outstanding Principal Balance in an amount equal to the Commitment Amount.
“Commitment Termination Event” means the occurrence of a termination pursuant to Section 2.4(a) or 2.4(b) of the Master Purchase and Sale Agreement.
“Confidential Information” means all information and material of any type, scope or subject matter whatsoever relating to the Purchasers, the Transferor, the Seller, the Servicer or any of their subsidiaries, whether oral or written, and howsoever evidenced or embodied, which each Party, each Party’s representatives or agents (including any officers of any Party or any of their subsidiaries) may furnish to the other, or to which either Party is afforded access by the other Party, either directly or indirectly for purposes of such Party’s participation in the transactions contemplated by the Master Purchase and Sale Agreement. However, “Confidential Information” shall not include information or material of a Party which (i) becomes generally available to the public other than as a result of a disclosure by the receiving Party or its agents and other representatives, (ii) was available to the receiving Party on a non-confidential basis prior to its disclosure by the disclosing Party, (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or the disclosing Party’s representatives or agents, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information to the Purchaser, the Seller, the Servicer or the Transferor by a contractual, legal or fiduciary obligation or (iv) consists of the documents evidencing the consummation of the transactions contemplated by the Basic Documents so long as all references to the other Party and all information specific to the assets sold or price paid pursuant to the transactions are removed.
“Confidentiality Agreement” has the meaning set forth in Section 2(c) of the Master Confidentiality and Reconstitution Agreement.
“Contract” means, a fully-executed retail installment sale contract, direct purchase money loan or conditional sale contract for a Financed Vehicle and any amendments, modifications or supplements to such retail installment sale contract under which an extension of credit is made in the ordinary course of business of the Seller to such Obligor and which is secured by the related Financed Vehicle.
“Credit Policy” means the credit underwriting guidelines, policies and procedures that Carvana or its Subsidiaries utilize in originating or acquiring retail installment sales contracts, including the credit policies as attached as Exhibit E to the Master Purchase and Sale Agreement, as such guidelines, policies and procedures may be amended, modified, restated, replaced or otherwise supplemented from time to time in accordance with Section 7.20(h) of the Master Purchase and Sale Agreement and Section 6.22(f) of the Master Sale Agreement.
“Cumulative Net Losses” means, with respect to a Receivables Pool as of any Distribution Date, the sum of (i) the aggregate Net Losses experienced on all Liquidating Receivables with such Receivables Pool from the first day of the related Origination Period through the end of the related Collection Period and (ii) the Outstanding Principal Balance as of the Pool Termination Date of any Receivables within such Receivables Pool outstanding on the related Pool Termination Date.
“Customer Information” has the meaning set forth in Section 2(b) of the Master Confidentiality and Reconstitution Agreement.
“Cutoff Date” means with respect to each First Tier Receivables Pool and Receivables Pool, the last day of the related Origination Period; provided that for the purpose of this definition, Sunday shall be deemed to be the last day of the calendar week; provided, further, that, with respect to any First Tier Receivables Pool and Receivables Pool sold (i) from and including March 7, 2019 to and including April 4, 2019, respectively, (ii) on March 20, 2020, and (iii) on any other date consented to by the Purchasers in their sole discretion, the “Cutoff Date” shall be the date consented to by the Purchasers.
“Cutoff Date Aggregate Outstanding Principal Balance” means, with respect to a First Tier Receivables Pool or a Receivables Pool and as of the applicable Cutoff Date, the aggregate of the Outstanding Principal Balance of each Receivable in such First Tier Receivables Pool or Receivables Pool as of the applicable Cutoff Date, as applicable.
“Defaulted Receivable” means any Receivable upon the first occurrence of any of the following: (i) all, or any part in excess of 10% of any scheduled payment (the “Default Threshold”) is one hundred and twenty (120) (or such shorter period as shall be specified in the Collection Policy, it being understood that such period in the Collection Policy shall not be lengthened without the prior written consent of the Purchasers) or more days delinquent on the last day of a calendar month (taking into account the application by the Servicer of payments received in any Collection Period to previously unpaid scheduled payments or portions thereof in accordance with the Collection Policy), (ii) only for Receivables charged off on or before December 31, 2022, for which the Financed Vehicle has been surrendered or repossessed and the redemption period granted the Obligor or required by applicable law has expired, or is to be repossessed but is unable to be located or is otherwise subject to being repossessed, (iii) which has been settled for less than the Outstanding Principal Balance, (iv) which has been liquidated by the Servicer through the sale of the related Financed Vehicle, (v) for which proceeds have been received which in the Servicer’s judgment, constitute the final amounts recoverable in respect of such Receivable, or (vi) which has been charged-off (or should have been charged-off) in accordance with the Collection Policy.
“Delinquent Receivable” means any Receivable (other than a Defaulted Receivable) for which all or any part of a scheduled payment (the “Delinquency Threshold”) is thirty-one (31) or more days past due, taking into account the application by the Servicer of payments received in any Collection Period to previously unpaid scheduled payments or portions thereof in accordance with the Collection Policy. For purposes of determining delinquency, in accordance with the Collection Policy, the Servicer applies payments from Obligors in order of delinquency of outstanding scheduled payments, with payments first applied to the longest overdue and outstanding scheduled payment or portion thereof.
“Deliver” means, (x) With respect to a Tangible Contract or other document in a Receivable File other than an Electronic Contract or an electronic Certificate of Title, to deliver physical possession of such Tangible Contract or other document via reputable overnight delivery service, (y) with respect to an Electronic Contract, to direct Wells Fargo Bank, National Association, to transfer such Electronic Contract to the Forward Flow Vault Partition and (z) with respect to electronic Certificates of Title, to cause the applicable Title Intermediary to provide the Collateral Custodian with full electronic access to view such electronic Certificates of Title on the records of the Title Intermediary. The terms “Delivery” and “Delivered” shall have corollary meanings.
“Disclosure Information” has the meaning set forth in Section 3(a)(iv) of the Master Confidentiality and Reconstitution Agreement.
“Distribution Date” means, with respect to each First Tier Receivables Pool or Receivables Pool, the 15th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, beginning on the date specified in the applicable First Step Pool Supplement or Second Step Pool Supplement, as applicable.
“Document Receipt” means the Document Receipt substantially in the form attached as an exhibit to the Collateral Custodian Agreement executed by the Collateral Custodian and delivered to the Purchasers and the Servicer.
“DriveTime” means DriveTime Automotive Group, Inc., a Delaware corporation, and its permitted successors and assigns.
“Effective Date” means, the date upon which all of the conditions described in Section 6.1 to the Master Purchase and Sale Agreement are met.
“Electronic Contract” means a Contract that constitutes “electronic chattel paper” under and as defined in Section 9-102(31) of the UCC.
“Eligible Receivable” means, with respect to each Receivable in a First Tier Receivables Pool or a Receivables Pool, as applicable that such Receivable:
(i)Such Receivable was underwritten by the Seller in its ordinary course of business and in accordance with the Credit Policies of the Seller as approved by the Purchasers;
(ii)Such Receivable was purchased by the Transferor from the Seller in the ordinary course of business and as soon as is practicable after the file with respect to such Receivable is complete;
(iii)Each such sale and assignment of such Receivable was made without any fraud or misrepresentation;
(iv)With respect to each such sale and assignment of such Receivable, the Seller and the Transferor have taken all steps reasonably necessary to ensure that such sale and assignment has been perfected under the relevant UCC;
(v)With respect to such Receivable, the Seller shall have taken all steps necessary to ensure that all filings (including UCC filings) necessary in any jurisdiction to give the Transferor a first priority perfected security interest in the CAR 2016-1 Purchased Property shall have been made and the Transferor shall have taken all steps necessary to ensure that all filings (including UCC filings) necessary in any jurisdiction to give the Purchasers a first priority perfected security interest in the Purchased Property shall have been made;

(vi)The terms of such Receivable (a) create a valid enforceable security interest in favor of the holder thereof, and (b) contain customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for realization against the Financed Vehicle;
(vii)With respect to such Receivable, the related Original Contract Documents are in the possession of the Custodian and the Custodian has issued a collateral receipt to the Purchasers as required under the Collateral Custodian Agreement and the related Servicer Files are in the possession of the Servicer;
(viii)(a) a Title Lien Nominee is named as the first lien holder on the Certificate of Title for the related Financed Vehicle, or if a new or replacement Certificate of Title is being or will be applied for with respect to such Financed Vehicle, documentation has been or will be submitted to obtain title thereto noting such Person as lien holder and such title is free and clear of all Liens and adverse claims that are equal or superior to the Lien of such Person and its assigns and if the Certificate of Title has not been received, the Collateral Custodian will have received a copy of the title application within 45 days of inclusion as part of the Purchased Property or (b) in those states that permit electronic recordation of Liens, such Person is named as the first lien holder on the Certificate of Title for the related Financed Vehicle on the electronic Lien and title system of the applicable state, or the Servicer or the Originator has submitted for electronic recordation, by either a third-party service provider or the relevant state registrar of titles, for such Person to be named as the lien holder on the Certificate of Title on the electronic Lien and title system of the applicable state and if a confirmation has not been received, the Collateral Custodian will have received a copy of the electronic submission within 45 days of inclusion as part of the Purchased Property and such title is free and clear of all Liens and adverse claims that are equal or superior to the Lien of such Person and its assigns;
(ix)Such Receivable (including the related Contract) is currently and was at and all times since origination in compliance with all Requirements of Law;
(x)At the time of origination by the Seller, the related Financed Vehicle was covered by an insurance policy that covers physical loss or damage in at least the minimum amount required by the state in which the related Obligor resides, the related Obligor is required under the terms of the related Contract to maintain such insurance policy, and there are no forced-placed insurance premiums added to the Original Amount Financed;
(xi)Such Receivable arises under a Contract which, together with such Receivable (a) has been executed and delivered (or electronically authenticated) by the related Obligor, (b) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor, (c) is evidenced by only one executed original copy (or with respect to electronic chattel paper, one Authoritative Copy) (in each case within the meaning of the UCC), (d) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against the Purchased Property of the benefits of the security provided thereby, including all the rights of a secured party under the relevant UCC, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, (e) does not require the Obligor under such Contract to consent to the transfer of the rights and duties of the Seller under such Contract, and (f) does not contain a confidentiality provision that purports to restrict the ability of the Purchasers, to exercise their rights under the Basic Documents, including its right to review the Contract. With respect to a Contract that is electronic chattel paper, the record or records composing the electronic chattel paper are created, stored and assigned in such a manner that (A) a single Authoritative Copy of the record or records exists which is unique, identifiable and unalterable (other than a revision that is readily identifiable as an authorized or unauthorized revision) other than with the participation of the Collateral Custodian in the case of an addition or amendment of a permitted and identifiable assignee and), (B) each copy of the Authoritative Copy and any copy of a copy is readily identifiable as a copy that is not the Authoritative Copy, and (C) the Authoritative Copy has been communicated to and is maintained by the Collateral Custodian;
(xii)The maturity date of such Receivable has not been deferred or extended, except in accordance with the Credit Policy and the Collection Policy and no other provision of the related Contract has been waived, amended or rewritten or amounts due and owing thereunder deferred or waived (except waivers, amendments, rewrites, deferrals or waivers in all material respects in accordance with the Credit Policy and the Collection Policy and alterations and modifications so that such Receivable is an Eligible Receivable (other than clause (ix) hereof, which must have been satisfied at the time of origination)) and such Receivable is enforceable after giving effect thereto;
(xiii)Such Receivable (a) is not subject to any dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of such Obligor), and (b) with respect thereto (i) there is no material breach, default, violation or event of acceleration existing under the related Contract, and there is no event which, with the passage of time, or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration and (ii) to the best of the its knowledge, no right of rescission, setoff, counterclaim or defense shall have been asserted or threatened;
(xiv)Such Receivable is assignable without notice to or the consent of the related Obligor;
(xv)The Obligor of such Receivable is not a government or government agency, and such Obligor is not an individual that was included on OFAC’s List of Specially Designated Nationals at the time of origination;
(xvi)Such Receivable is denominated and payable only in Dollars by an Obligor with a billing address in any State or territory of the United States or United States military installation;
(xvii)Such Receivable is not, (a) as of the Cutoff Date for the related Receivables Pool, a Delinquent Receivable, or (b) as of the Closing Date for the related Receivables Pool, a Defaulted Receivable or a Liquidating Receivable;
(xviii)Each Receivable constitutes any of “chattel paper,” “an account,” an “instrument” or a “general intangible” as defined in the UCC;
(xix)The Transferor has good and marketable title to such Receivable free and clear of all liens (other than Permitted Liens) and such Receivable, together with the Contract related thereto, has not been satisfied, subordinated or rescinded, nor shall any Financed Vehicle or other related security have been released from the security interest granted under the related Contract in whole or in part;
(xx)The Transferor has acquired a valid and perfected first priority security interest in such Receivable and, upon the sale by the Transferor to the Purchasers pursuant to the Master Purchase and Sale Agreement, the Purchasers have acquired a valid and perfected first priority security interest in such Receivable;
(xxi)The Contract related to such Receivable is a Simple Interest Receivable, and scheduled payments under each Receivable have been applied in accordance with the method for allocating principal and interest set forth in such Receivable;
(xxii)(A) For a Receivable that is not a Flex Receivable, the first scheduled payment in respect of such Receivable is no more than forty-five (45) days from the related contract date or (B) is a Flex Receivable;
(xxiii)If such Receivable is a Receivable newly originated by the Seller, at the time of sale of such Receivable, the first scheduled payment was not past due; provided, that no funds have been advanced by the Transferor or the Seller, or anyone acting on behalf of any of them in order to cause such Receivable to comply with this clause (xxiii);
(xxiv)The Financed Vehicle related to such Receivable (a) was purchased with the proceeds of such Receivable, (b) has all accessories and optional equipment described in the Contract, (c) is not at the time of origination designated for racing or modified for use as a public livery vehicle or any other commercial use, (d) has a history verified by Carvana through an Autocheck report (which may be an aggregate report in a data tape format) reflecting no disclosed accidents, no title issues or odometer discrepancies with respect to each Financed Vehicle;
(xxv)Such Receivable shall have been originated in the United States of America to an Obligor domiciled in the United States for the retail sale of a Financed Vehicle by the Seller who, at the time of origination, had all material licenses, permits and consents necessary to originate Receivables in the jurisdiction in which such Contract was originated;
(xxvi)Such Receivable shall not have been originated in, or be subject to the laws of, any jurisdiction under which the transfer of such Receivable under the transaction documents shall be unlawful, void or voidable;
(xxvii)With respect to such Receivable, none of the Seller or the Transferor is required to perform any additional service for, or perform or incur any additional obligation to, the related Obligor in order to enforce the related Contract;
(xxviii)With respect to such Receivable there exists a Receivable File that contains, without limitation, each of the items described in the definition of “Receivable File”, including the applicable Original Contract Documents, and the Servicer File and Original Contract Documents are in the possession of the Servicer and the Custodian, respectively, and, with respect to each document contained therein, each form has been correctly prepared in all material respects;
(xxix)The information relating to the Receivables set forth in the related Schedule of Receivables is true and correct;
(xxx)The Financed Vehicle related to such Receivable is not of a model year older than 10 years as of the date of origination;
(xxxi)The Financed Vehicle related to such Receivable does not, as of the date of origination of the related Contract, have mileage in excess of [***] miles;
(xxxii)The original term of such Receivable is not more than seventy-five (75) months;
(xxxiii) (A) for Receivables with a related Cutoff Date on or after February 24, 2019 and on or prior to March 19, 2020, the LTV at origination did not exceed [***]% and (B) for Receivables with a related Cutoff Date after March 19, 2020, where the Obligor has a FICO score (a) greater than or equal to [***], then the LTV at origination is less than or equal to [***]%; (b) greater than or equal to [***] and less than [***], then the LTV at origination is less than or equal to [***]%, (c) greater than or equal to [***] and less than [***], then the LTV at origination is less than or equal to [***]%; and (d) less than [***], then the LTV at origination is less than or equal to [***]%;
(xxxiv)The Obligor has a FICO score of not less than [***] and, not more than the Upper Bound FICO Score, which, except for a Receivable included in the initial Receivables Pool on the initial Closing Date, shall have been obtained by Carvana within the [***] days prior to the origination of the related Receivable, unless otherwise consented to by the Purchasers; provided that, if the Seller exercises a Limited Sale Option on any Closing Date occurring on or after March 7, 2019 through and including April 4, 2019, the maximum FICO score limit described in this clause (xxxiv) shall not apply; provided further that, with respect to any Receivable in the First Tier Receivables Pool and Receivables Pool sold on March 20, 2020, the maximum and minimum FICO score limits described in this clause (xxxiv) shall not apply;
(xxxv)Contract provides for level payments, except for the last payment, which is less than or equal to the amount of the preceding level payments, that fully amortized the financed amount and requires that any prepayment must fully pay the Original Amount Financed plus accrued interest to date;
[***] Redacted for confidentiality purposes.

(xxxvi)Obligor is a natural person, is not an Affiliate of Carvana, is the end user of the Financed Vehicle and the Financed Vehicle is intended for personal, family or household use;
(xxxvii)The Contract does not permit the Obligor to reduce or delay payment or return the Financed Vehicle in lieu or cancellation of payment or to substitute, exchange or add a vehicle as CAR 2016-1 Purchased Property or Purchased Property, respectively;
(xxxviii)Has a governing law provision approved by the Purchasers for use in the jurisdiction where the Obligor (but not any of the Obligor’s agents) took delivery of the vehicle;
(xxxix)No Receivable with a related Cutoff Date on or after the Second Extension Amendment Effective Date and secured by a Financed Vehicle includes Approved Financed Ancillary Products with parameters in excess of the ancillary product Purchasing Guidelines & Parameters;
(xl)For Receivables with a related Cutoff Date on or after the Second Extension Amendment Effective Date, the Obligor has an ID Analytics Credit Optics 5.1 Auto score of not less than 450; and
(xli)No Receivable arises under a Contract that has been executed and delivered (or electronically authenticated) by, and constitutes the legal, valid and binding obligation of, more than one Obligor.
“Eligible Receivables Pool” is as agreed upon by the Parties to the Master Sale Agreement and Master Purchase and Sale Agreement.
“ERISA” means The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“E-Sign Provider” shall mean DocuSign, Inc.
“E Sign Transition Period” shall mean the period beginning on November 29, 2017 and ending on December 4, 2017 or such other day as the Transferor shall specify in writing to the Purchasers.
“E-Vault Provider” means eOriginal, Inc.
“E-Vault System” shall have the meaning set forth in the Custodial Agreement.
“Event of Servicing Termination” means an event specified in Section 6.1 of the Master Servicing Agreement.
“Exchange Act” means The Securities Exchange Act of 1934.
“Extension Amendment Effective Date” means November 3, 2017.
“FDIC/FFIEC Third Party Vendor Management” means the guidance to address the management by a regulated entity of third and fourth party suppliers issued by the Federal Deposit Insurance Corporation, the Federal Financial Institutions Examination Council or any other regulatory entity that covers a business in which Ally Bank or an Ally Bank Affiliate currently operates or may look to operate in the future.
“FICO Score” means, as of any date of determination, the credit score for the applicable Obligor using the Fair, Isaac & Co. FICO Auto Version 3.0 methodology, as provided to Carvana or the Servicer by Experian or such other version as approved by the Purchasers, which, except for Receivables included in the initial Receivables Pool on the initial Closing Date, shall not, without the consent of the Purchasers, be obtained more than thirty (30) days prior to the applicable origination date.
“Fifth Extension Amendment Effective Date” means March 19, 2021.

“Financed Vehicle” means a used automobile or light truck, together with all accessories thereto, securing an Obligor’s indebtedness under a Receivable.
“First Step Pool Supplement” means the First Step Pool Supplement, in the form of Exhibit A to the Master Sale Agreement, executed by CAR 2016-1 and the Seller on each Closing Date.
“First Step Receivables Assignment” means the document of assignment attached as Schedule 1 to the First Step Pool Supplement.
“First Step Receivables Purchase Price” means, with respect to a First Tier Receivables Pool, an amount equal to the related Second Step Receivables Purchase Price.
“First Tier Receivables Pool” has the meaning set forth in the recitals to the Master Sale Agreement.
“Flex Amount” is as agreed upon by the Parties to the Master Sale Agreement and Master Purchase and Sale Agreement.
“Flex Receivable” means either (x) a Receivable that meets the criteria of an "Eligible Receivable" (other than clause (xxii)(A) thereto) and (i) pursuant to which, at the time of origination of the related Contract, the related Obligor has elected in writing to defer the first scheduled payment in respect of such Receivable, (a) if the APR of the related Receivable is less than 10% per annum, 90 days from the related contract date, or (b) if the APR of the related Receivable is greater than or equal to 10% and less than or equal to 20%, 60 days from the related contract date, (ii) for which interest accrues at the related APR from the date of origination of such related Contract during such deferral period, (iii) for which the related credit application was completed and has a date on or after April 6, 2020 through and including May 31, 2020 (or such other date as agreed to by the Purchasers in their sole discretion), and (iv) as the time of submission of the related credit application, the related Obligor has submitted and signed an employment and income attestation in accordance with the Credit Policies of the Seller, noting that for the avoidance of doubt, a Receivable with an APR greater than 20% shall not be a Flex Receivable, or (y) a Receivable sold on June 30, 2020, September 29, 2020, or December 30, 2020.
“Forward Flow Vault Partition” means the segregated vault partition of the E-Vault System established in the name of the Purchasers.
“Freestyle Selection” means the random order that the Receivables are to be selected in the System of Record, after consideration of the Purchase Percentage, Eligible Receivable criteria and Eligible Receivables Pool criteria. The Receivables to be sold to the Transferor will be based on the contract number of the Receivables. The Seller shall sell to the Transferor all Receivables where the ninth and tenth digits of the contract number (such number, the “randomization code”) are a number from 01 through the number equal to the Purchase Percentage (it being understood that a Purchase Percentage of 100 would have a randomization code of 00) or, with respect to any Previously Originated Receivable that later becomes an Eligible Receivable, such Previously Originated Receivable shall be included in such Eligible Receivables Pool if its randomization code falls within the Purchase Percentage for its related Origination Period. For example, if the Purchase Percentage for an Origination Period is 85%, the Seller would sell Receivables with contract numbers ending in 01 through 85, and retain Receivables with contract numbers ending in 86 through 00. The Seller shall ensure that contract numbers are assigned randomly as they are entered into the System of Record and in no way adverse to the Purchasers.
“GAP Letter” has the meaning set forth in Section 3.13 of the Master Servicing Agreement.
“GLBA” means the Gramm-Leach-Bliley Act and its implementing regulations.
“GLBA Privacy Requirements” has the meaning set forth in Section 2(b) of the Master Confidentiality and Reconstitution Agreement.
“General Change” has the meaning set forth in Section 3.18(d) of the Master Servicing Agreement.

“Governmental Authority” means any government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.
“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.
“Indemnified Parties” has the meaning set forth in Section 7.14 of the Master Purchase and Sale Agreement.
“Individual Pre-closing Interest Carry Amount” means, with respect to a Receivable in a Receivables Pool therein and as of the related Closing Date, an amount equal to (i) the Outstanding Principal Balance of such Receivable as of the Cutoff Date, multiplied by (ii) the Pricing Model all-in cost of funds of the Purchasers, for the related FICO band related to such Receivable, multiplied by (iii) (A) with respect to a Receivable for which the last scheduled payment for such Receivable was on or prior to the Cutoff Date, the number of days from the day following such last scheduled payment date through (and including) the related Closing Date for such Receivable and (B) with respect to a Receivable for which the first scheduled payment date for such Receivable does not occur on or prior to the Cutoff Date, the number of days from the day following the date of origination of such Receivable through (and including) the related Closing Date for such Receivable, divided by (iv) 365.
“Information Security Program” has the meaning set forth in Section 3.17(b) of the Master Servicing Agreement.
“Information Recipient” has the meaning set forth in Section 3.28 of the Master Servicing Agreement.
“Insolvency Event” means with respect to a specified Person, such Person shall (A) file a petition or commence a proceeding (1) to take advantage of any Insolvency Law or (2) for the appointment of a trustee, conservator, receiver, liquidator or similar official for or relating to such Person or all or substantially all of its property, or for the winding up or liquidation of its affairs, (B) consent or fail to object to any such petition filed or proceeding commenced against or with respect to it or all or substantially all of its property, or any such involuntary petition or proceeding shall not have been dismissed or stayed within sixty (60) days of its filing or commencement, or a court, agency or other supervisory authority with jurisdiction shall not have decreed or ordered relief with respect to such petition or proceeding, (C) admit in writing its inability to pay its debts generally as they become due, (D) make an assignment for the benefit of its creditors, (E) voluntarily suspend payment of its obligations or (F) take any action in furtherance of any of the foregoing
“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, suspension of payments, marshaling of assets and liabilities or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insolvency Proceeding” means with respect to any Person, any bankruptcy, insolvency, arrangement, rearrangement, conservatorship, moratorium, suspension of payments, readjustment of debt, reorganization, receivership, liquidation, marshaling of assets and liabilities or similar proceeding of or relating to such Person under any Insolvency Laws.
“Inspection Standard” has the meaning set forth in Section 3.18(a) of the Master Servicing Agreement.
“Letter Agreement” means the eighteenth amended and restated letter agreement, dated as of March 22, 2022, among the Purchasers, the Seller, the Transferor and the Servicer, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Lien” means any security interest, lien, charge, pledge, equity, or encumbrance of any kind.

“Liquidating Receivable” means a Receivable as to which the Servicer (i) has reasonably determined, in accordance with its customary servicing procedures, that eventual payment of amounts owing on such Receivable is unlikely, or (ii) has repossessed and disposed of the Financed Vehicle.
“Liquidation Expenses” means, with respect to a Liquidating Receivable, the actual reasonable out-of-pocket costs of liquidation not to exceed $675 (or such greater amount as the Servicer determines is reasonably necessary in accordance with its customary procedures to refurbish and dispose of a liquidated Financed Vehicle).
“Liquidation Proceeds” means, with respect to a Liquidating Receivable, all amounts realized with respect to such Receivable net of Liquidation Expenses and any amounts that are required to be refunded to the Obligor on such Receivable, but in any event not less than zero.
“Loan-to-Value Ratio” or “LTV” means, with respect to any Receivable, the ratio (expressed as a percentage) of (x) the Original Amount Financed of such Receivable on the date such Receivable was originated by the Seller, to (y) the sum of (a)(i) the KBB Weekly “Good Wholesale” (or “Lending”) value of the Financed Vehicle as determined by Kelly Blue Book as of the date of origination of the related Receivable or (ii) if such value is not available, the clean trade-in value as determined by National Appraisal Guides, Inc. in the most recent NADA guide or such other source as shall be approved in writing by the Purchasers, plus (b) an amount determined by the Purchasers in their sole discretion to account for Seller’s reconditioning process and other factors that enhance vehicle value.
“Master Confidentiality and Reconstitution Agreement” means the Amended and Restated Master Confidentiality and Reconstitution Agreement, dated as of November 1, 2022, by and among Carvana, Bridgecrest, the Transferor and the Purchasers, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Master Purchase and Sale Agreement” means the Second Amended and Restated Master Purchase and Sale Agreement, dated as of November 1, 2022, by and among the Transferor and the Purchasers, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Master Sale Agreement” means the Second Amended and Restated Master Sale Agreement (Flow), dated as of November 1, 2022, by and among the Seller and CAR 2016-1, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Master Servicing Agreement” means the Amended and Restated Master Servicing Agreement (Flow), dated as of November 1, 2022, by and among Carvana, Bridgecrest and the Purchasers, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Material Adverse Effect” means, with respect to any Person and to any event or circumstance, a material adverse effect on (i) the business, financial condition, operations, performance or properties of such Person, (ii) the validity or enforceability of the Master Sale Agreement, Master Purchase and Sale Agreement or any other Basic Document or the validity, enforceability or collectability of (a) a material portion of the Receivables purchased by the Purchasers, or (b) a material portion of the collections of such Receivables or the security interests in the Financed Vehicles, (iii) the rights and remedies of either Purchaser, (iv) the ability of such Person to perform its obligations under the Master Sale Agreement, Master Purchase and Sale Agreement or any other Basic Document to which it is a party or (v) the status, existence, perfection, priority or enforceability of either Purchaser interest in any Purchased Property.
“Monthly Data File” has the meaning set forth in Section 4.3 of the Master Servicing Agreement.
“Monthly Servicer Report” has the meaning set forth in Section 4.3 of the Master Servicing Agreement.
“NAALR” means the net average annualized loss rate for the related FICO band or Eligible Receivables Pool, as applicable, as determined by the Purchasers in accordance with their customary policies and procedures, without specific deviation for the Seller or Transferor other than deviation with respect to performance of the Receivables resulting from the application of such customary policies and procedures applied consistently.

“Net Loss” means, with respect to a Receivables Pool, (i) as of any Distribution Date, for each Liquidating Receivable in such Receivables Pool, the Outstanding Principal Balance of such Liquidating Receivable when it became a Liquidating Receivable minus all Liquidation Proceeds received with respect to such Liquidating Receivable on or before the last day of the related Collection Period and (ii) as of the related Pool Termination Date, and with respect to each Receivable then outstanding within such Receivables Pool, the Outstanding Principal Balance of such Receivable as of the last day of the related Collection Period.
“Nonconforming Receivables Pool” means a Receivables Pool that the Purchasers have agreed to purchase on a Closing Date after waiving (i) one or more of the characteristics contained in the definition of “Eligible Receivables Pool” or (ii) one or more of the characteristics contained in the definition of “Eligible Receivable”.
“Non‑Excluded Taxes” has the meaning set forth in Section 2.5(c) of the Master Purchase and Sale Agreement.
“Notice of Banking Regulatory Change” has the meaning set forth in Section 3.18(a) of the Master Servicing Agreement.
“Notified Total Costs” has the meaning set forth in Section 3.18(b) of the Master Servicing Agreement.
“NPPI” means “non-public personal information” as defined in 16 C.F.R. § 314.2(b) (2003) as well as any information that identifies a customer or consumer (as such terms are defined by the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. § 6801 et seq.), as amended from time to time) and information from which a customer’s or consumer’s identity can be ascertained, either from the information itself or by combining the information with information from other sources. NPPI also includes any information Ally Financial or Ally Bank (including any of their Affiliates) may directly or indirectly disclose to the Servicer or any Servicer agent or which the Servicer or any Servicer agent may collect or otherwise have access to due to the Servicer or the Servicer agents’ relationship with Ally Financial, Ally Bank or any of their Affiliates that relates to an individual. This includes, but is not limited to, financial information; medical or health related information; credit history; income; financial benefits; application, loan or claim information; names or lists of individuals derived from nonpublic personally identifiable information or otherwise derived from Ally Financial, Ally Bank or any of their Affiliates; and the identification of an individual as an Ally Financial or Ally Bank customer or as an individual Ally Financial or Ally Bank claimant.
“Obligor” means the purchaser or co‑purchasers of the Financed Vehicle or any other Person who owes payments under a Receivable.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Certificate” means with respect to any Person, a certificate signed by a Responsible Officer of such Person.
“OFSS” has the meaning set forth in Section 3.23 of the Master Servicing Agreement.
“Operations Diligence” has the meaning set forth in Section 3.15(b) of the Master Servicing Agreement.
“Opinion of Counsel” means a written opinion of counsel, which counsel may be internal or external counsel to a Party, reasonably acceptable to the Party receiving such opinion.
“Original Amount Financed” means, with respect to a Receivable and as of the date on which such Receivable was originated, the aggregate amount advanced under the Receivable toward the purchase price of the Financed Vehicle, including accessories, vehicle delivery fees, insurance premiums, service and warranty contracts and other items customarily financed as part of automobile and light truck retail installment sale contracts or direct purchase money loans and related costs.
“Original Contract Documents” means, with respect to each Receivable, (i) the original Contract and (ii) the Certificate of Title or evidence that such Certificate of Title has been applied for. For the avoidance of doubt, an Authoritative Copy of an electronic document shall constitute an original.

“Original Execution Date” means December 22, 2016.
“Origination Period” means, each quarter during the period beginning with the first quarter of 2021 and ending with the quarter containing the last day of the Commitment Period; provided, that, with respect to (i) the initial First Tier Receivables Pool and Receivables Pool, (ii) any First Tier Receivables Pool and Receivables Pool sold from and including March 7, 2019 to and including April 4, 2019, respectively, (iii) any First Tier Receivables Pool and Receivables Pool sold on March 20, 2020, and (iv) any other date consented to by the Purchasers in their sole discretion, the “Origination Period” shall be the period consented to by the Purchasers.
“Other Assets” means any assets (or interests therein) (other than the Purchased Property) conveyed or purported to be conveyed by CAR 2016-1 to another Person or Persons other than the Purchased Property conveyed to the Purchasers under the Master Purchase and Sale Agreement, whether by way of a sale, capital contribution or by virtue of the granting of a lien.
“Other Facility Transaction Documents” means collectively, the “Transaction Documents” or similar term as such term is defined in any purchase agreement or loan and security agreement among Carvana, a bankruptcy remote, special purpose purchaser or borrower formed by Carvana or its Affiliates, the Transferor and Ally Bank.
“Other Information” has the meaning set forth in Section 2(c) of the Master Confidentiality and Reconstitution Agreement.
“Outstanding Principal Balance” means, with respect to a Receivable and as of any date, the Original Amount Financed, less:
(i)payments received from or on behalf of the related Obligor prior to such date allocable to principal;
(ii)any refunded portion of extended warranty protection plan costs, physical damage, credit life or disability, warranties, debt cancellation and other insurance premiums included in the Original Amount Financed and allocable to principal;
(iii)any Administrative Purchase Payment or Warranty Payment to the extent allocable to principal; and
(iv)any Liquidation Proceeds previously received on or prior to the last day of the related Collection Period allocable to principal with respect to such Receivable.
“Outward Facing Supplier Standards” means Ally Bank’s “Outward Facing Supplier Standards” as provided by Ally Bank to the Servicer.
“Party” means, with respect to each Basic Document, each Person that is a party to such Basic Document, and its permitted successors and assigns.
“Patriot Act” has the meaning set forth in Section 2(f) of the Master Confidentiality and Reconstitution Agreement.
“Performance Guarantor” means, DriveTime and its successors and permitted assigns under the Master Servicing Agreement.
“Permitted Disclosures” has the meaning set forth in Section 2(c) of the Master Confidentiality and Reconstitution Agreement.
“Permitted Liens” any of (a) Liens created pursuant to any Basic Document or (b) with respect to any Financed Vehicle, the Lien noted on the Certificate of Title related to the Financed Vehicle in favor of a Title Lien Nominee.

“Person” means any legal person, including any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.
“Pool Balance” means, with respect to a First Tier Receivables Pool or a Receivables Pool, as applicable, as of the close of business of the last day of a Collection Period, the Aggregate Outstanding Principal Balance of the Receivables in such First Tier Receivables Pool or Receivables Pool (excluding Administrative Receivables and Warranty Receivables and Liquidating Receivables as of such date).
“Pool Termination Date” means, with respect to each Receivables Pool, the date that occurs on the last day of the sixth (6th) month after the maturity date of the Receivable within such Receivables Pool with the longest original term to maturity as of the Cutoff Date for such Receivables Pool.
“Pre-closing Interest Carry Amount” means, with respect to a Receivables Pool and as of the related Closing Date, an amount equal to the sum of the Individual Pre-closing Interest Carry Amounts for each of the Receivables in such Receivables Pool.
“Previously Originated Receivable” means, for any Closing Date and the related Eligible Receivables Pool, an Eligible Receivable originated in a prior Origination Period that met the eligibility criteria to be included in an Eligible Receivables Pool that could have been sold to the Purchasers pursuant to the Master Purchase and Sale Agreement on a prior Closing Date but for (i) the Seller not having completed ministerial administrative procedures for such Receivable (such as validating receipt of the down payment) or (ii) the failure to satisfy the representations and warranties regarding the information provided for such Receivable on the related Schedule of Receivables in Section 5.2(cc)(iii) of the Master Purchase and Sale Agreement and clause (xxiv) of the definition of “Eligible Receivable” and such Receivables was removed or repurchased from a prior First Tier Receivables Pool or Receivables Pool, as applicable, solely as a result of such failure (and not for any other reason).
“Pricing Date” shall mean, with respect to any Receivables Pool, the date on which the Purchase Price is agreed, which date shall be no more than two (2) Business Days prior to such Closing Date.
“Pricing Model” has the meaning set forth in Section 2.3 of the Master Purchase and Sale Agreement.
“Pricing Model Amendments” has the meaning set forth in Section 2.3(a) of the Master Purchase and Sale Agreement.
“Pricing Model Change Notice” has the meaning set forth in Section 2.3(a) of the Master Purchase and Sale Agreement.
“Pricing Termination Notice” has the meaning set forth in Section 2.3(b) of the Master Purchase and Sale Agreement
“Program” has the meaning set forth in Section 3.27 of the Master Servicing Agreement.
“Protective Measures” means the steps specified in Section 2(d) of the Master Confidentiality and Reconstitution Agreement.
“Public Securitization” means a public offering registered with the Commission or a private offering under Rule 144A of the Securities Act of asset backed securities backed by United States automotive retail installment sale contracts originated or acquired by Carvana or its Affiliates and sponsored by Carvana or any U.S. special purpose subsidiary thereof engaged in such offerings.
“Purchase Percentage” for an Origination Period, means, the percentage equal or greater than to (i) the aggregate Outstanding Principal Balance of all Receivables originated or acquired by the Seller to be sold to the Transferor on the related Closing Date pursuant to the Master Sale Agreement divided by (ii) the aggregate principal balance of all receivables originated or acquired by the Seller that meet the criteria described in the definition of “Eligible Receivable” and such other documented administrative criteria as the Purchasers may agree to from time to time during such Origination Period (which, for purposes of clause (ii) shall be reduced by the aggregate principal balance of receivables with respect to which the applicable obligor has exercised its right to return the related financed vehicle and terminate the related receivable). In no event shall the Purchase Percentage be less than the value, expressed as a percentage, equal to the minimum sales amount of $300,000,000 for each Closing Date divided by the amount determined in clause (ii) of the preceding sentence, other than during the period from October 1, 2020 through March 22, 2021 when the Purchase Percentage will be 0%, and, in the event the Seller or the Transferor shall fail to notify the Purchasers of the Purchase Percentage for any Origination Period, the Purchase Percentage from the prior Origination Period shall apply.
“Purchase Price” means the price applicable to the Purchased Receivables purchased in any Receivables Pool, which shall be equal to (x) the sum of (i) the price for such Receivables Pool designated by the Pricing Model (for the avoidance of doubt, the Pricing Model will, for each Purchased Receivable in such Receivables Pool, (A) increase the related purchase price for any interest scheduled to accrue (ignoring any non-scheduled payment that may be received by the Seller) for the period from the date of origination (or, if such Purchased Receivable has at least one scheduled monthly payment occurring prior to the related Cutoff Date, from such most recent scheduled monthly payment date) through the related Closing Date and (B) decrease the related purchase price for the portion of any non-scheduled payment received by the Seller prior to the related Cutoff Date allocated to accrued interest) plus (ii) the Pre-closing Interest Carry Amount for such Receivables Pool as of the Closing Date, minus (y) the Flex Amount (if any) for such Receivables Pool.
“Purchased Property” has the meaning set forth in Section 3.1(a) of the Master Purchase and Sale Agreement.
“Purchased Receivables” means, as applicable, all Receivables purchased by CAR 2016-1 in any First Tier Receivables Pool pursuant to the Master Sale Agreement and all Receivables purchased by the Purchaser in any Receivables Pool pursuant to the Master Purchase and Sale Agreement.
“Purchasers” means either Ally Bank or Ally Financial, and its permitted successors and assigns, if the reference to “Purchaser” relates to Receivables purchased by a specified Purchaser, or both Ally Bank and Ally Financial, and their permitted successors and assigns, if the reference to “Purchaser” or “Purchasers” relates to the Receivables or the Receivables Pools as a whole, as the context may require.
“Purchaser Inspection Parties” has the meaning set forth in Section 3.19(a) of the Master Servicing Agreement.
“Purchaser Obligation” has the meaning set forth in Section 2.1(b) of the Master Purchase and Sale Agreement.
“Purchaser Termination Option” has the meaning set forth in Section 2.4(b) of the Master Purchase and Sale Agreement.
“Purchasing Guidelines & Parameters” are as agreed upon by the Parties to the Master Purchase and Sale Agreement.
“Quarterly Operations Review” has the meaning set forth in Section 3.15(a) of the Master Servicing Agreement.
“Quarterly Review Event” has the meaning set forth in Section 3.15(c) of the Master Servicing Agreement.
“Quarterly Selection Standards Meeting” has the meaning set forth in Section 7.11(a) of the Master Purchase and Sale Agreement.
“Receivable” means a Contract for a Financed Vehicle and any amendments, modifications or supplements to such retail installment sale contract that is included in the Schedule of Receivables attached as Schedule 2 to each Second Step Pool Supplement. The term “Receivable” does not include any Repurchased Receivable.
“Receivable Files” means, with respect to each Receivable and the related Contract, collectively, the Original Contract Documents and the Servicer Files.

“Receivable Structure Constraints” is as agreed upon by the Parties to the Master Sale Agreement and Master Purchase and Sale Agreement.
“Receivables Pool” shall have the meaning given to such term in Section 4.1 of the Master Purchase and Sale Agreement.
“Receivables Pool CNL Ratio” means, for any Distribution Date, the ratio of (i) net losses with respect to the Receivables included in a Receivables Pool during the related Collection Period to (ii) the difference between the beginning balance of the Outstanding Principal Balance for such Collection Period and the ending balance of the Outstanding Principal Balance for such Collection Period, in each case with respect to the Receivables included in such Receivables Pool.
“Receivables Pool CNL Ratio Comparison” means, with respect to a Receivables Pool on any Distribution Date, (x) the Receivables Pool CNL Ratio for such Receivables Pool reported on any Distribution Date for the related Collection Period, divided by (y) the Carvana entire portfolio cumulative net loss ratio for the same Collection Period.
“Receivables Pool Schedule” has the meaning set forth in Section 4.1(a) of the Master Purchase and Sale Agreement.
“Receivables Purchase Rate” means, with respect to Receivables, the percentage equivalent of a fraction, the numerator of which is the Purchase Price for such Receivable, and the denominator of which is the Cutoff Date Aggregate Outstanding Principal Balance of such Receivables.
“Receivables System” means the principal computer system of the Servicer used in the servicing of retail installment sales contracts and direct purchase money loans, including back‑up archives.
“Reconstitution” means a direct or indirect encumbrance, risk transfer or disposition of the Purchased Property, or any part thereof, by the Purchaser in the form of a whole loan sale transaction, a securitization transaction funded by securities sold to the public and/or private capital markets or by an asset backed commercial paper conduit, a synthetic transaction where all or a portion of the risk of loss on a reference pool of Receivables is transferred to an investor or counterparty, or any combination of the foregoing; provided, however, that the Purchaser shall not engage in more than three Reconstitutions with respect to the Receivables included in a Receivables Pool sold to the Purchaser under the Master Purchase and Sale Agreement on any Closing Date.
“Reconstitution Assets” has the meaning set forth in Section 3(a)(iii) of the Master Confidentiality and Reconstitution Agreement.
“Reconstitution Assets Servicing Agreement” has the meaning set forth in Section 3(c) of the Master Confidentiality and Reconstitution Agreement.
“Registrar of Titles” means with respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.
“Regulation AB” Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (January 7, 2005)), in the adopting release (Asset-Backed Securities Disclosure and Registration, Securities Act Release 33-9638, 79 Fed. Reg. 57,184 (September 24, 2014)) and in any adopting release in respect of any amendment with respect to any of the foregoing or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.
“Regulator Inspection Parties” has the meaning set forth in Section 3.19(a) of the Master Servicing Agreement.
“Re-Liening Expenses” means, any costs associated with the revision of the Certificates of Title pursuant to Section 2.7 of the Master Sale and Purchase Agreement.

“Re-Liening Trigger Event” has the meaning agreed upon by the Parties to the Master Sale Agreement and Master Purchase and Sale Agreement.
“Relationship Manager” has the meaning set forth in Section 3.26 of the Master Servicing Agreement.
“Remediation” has the meaning set forth in Section 5.1(r) of the Master Servicing Agreement.
“Report of Assessment of Compliance with Servicing Criteria” has the meaning set forth in Section 3.12 of the Master Servicing Agreement.
“Reporting Date” means the 10th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.
“Repurchased Receivable” means any repurchased Administrative Receivable or repurchased Warranty Receivable.
“Requirements of Law” means all (a) requirements of applicable federal, state and local laws, and regulations thereunder and (b) orders, decrees, directives, rules and binding guidelines of, or agreements, with any Governmental Authority that are directed to or binding on such Person or such Person’s business, operations, services (including, with respect to the Servicer, the Servicer’s obligation to service the Purchased Property on behalf of the Purchasers pursuant to the Master Servicing Agreement) or assets, including, in each case, usury laws, Utah banking laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Consumer Financial Protection Bureau’s Regulations “B” and “Z,” the Servicemembers Civil Relief Act of 2003, the Texas Consumer Credit Code, the United States Foreign Corrupt Practices Act of 1977, the Patriot Act and state adaptations of the National Consumer Act and the Uniform Consumer Credit Code and other consumer credit laws and equal credit opportunity and disclosure laws; provided, that, in each case with respect to clauses (a) and (b) above, with respect to the Servicer’s obligations described in the Master Servicing Agreement, “Requirements of Law” shall not include any items described in clauses (a) or (b) above that are directed to or binding on Ally Financial or Ally Bank solely as a result of such Peron’s status as a bank holding company or Utah charted bank, respectively, unless otherwise specified on Exhibit E to the Master Servicing Agreement. Following the Original Execution Date during the term of the Master Servicing Agreement, should the Servicer offer or enter into any subsequent agreement with another Person to service assets on behalf of such Person in compliance with, or provide indemnity for breach of, Requirements of Law applicable to Ally Financial or Ally Bank that are excluded from this definition as a result of the preceding proviso, then this definition shall be deemed to be modified to include such broader provision without any further action of the Parties.
“Responsible Officer” means, when used with respect to any Person, any officer of such Person, including any president, vice president, assistant vice president, secretary, assistant secretary or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject.
“Rule 193 Receivables” has the meaning set forth in Section 3(a)(iv) of the Master Confidentiality and Reconstitution Agreement.
“Schedule of Receivables” means, the list identifying the Receivables attached as Schedule 2 to each Second Step Pool Supplement (which list may be in the form of electronic file, microfiche, disk or other means acceptable to the Purchaser, or pursuant to the Master Sale Agreement).
“Scheduled Commitment Termination Date” means March 21, 2023.
“SEC Reporting Date” has the meaning set forth in Section 3.18(b) of the Master Servicing Agreement.
“Second Extension Amendment Effective Date” means November 2, 2018.

“Second Step Pool Supplement” means the Second Step Pool Supplement, in the form of Exhibit A to the Master Purchase and Sale Agreement executed by the Seller and the Purchaser on each Closing Date.
“Second Step Receivables Assignment” means the document of assignment attached as Schedule 2 to each Second Step Pool Supplement.
“Second Step Receivables Purchase Price” has the meaning set forth in Section 3.1(b) of the Master Purchase and Sale Agreement.
“Securities Act” means the Securities Act of 1933.
“Selection Procedures” means, the process for selecting Eligible Receivables for inclusion in any First Tier Receivables Pool and Receivables Pool pursuant to Section 3.1(d) of the Master Sale Agreement and Section 2.1(d) of the Master Purchase and Sale Agreement, respectively, whereby such First Tier Receivables Pool and Receivables Pool is selected by the Seller and Transferor utilizing the System of Record under a Freestyle Selection. Such selection shall be made subject to the Eligible Receivable criteria and Eligible Receivables Pool criteria and the sequential contract number assignment described in Section 2.1(d) of the Master Sale Agreement and Section 3.1(d) of the Master Purchase and Sale Agreement.
“Seller” means Carvana, as the seller of the CAR 2016-1 Purchased Property under the Master Sale Agreement, and its permitted successors and assigns.
“Seller Certificate of Title Review Trigger Event” has the meaning set forth in Section 3.16(g) of the Master Servicing Agreement.”
“Seller Indemnified Parties” has the meaning set forth in Section 6.11(a) of the Master Sale Agreement.
“Servicer” means Bridgecrest as the servicer of the Receivables, or any permitted successor or assignee thereto under the Master Servicing Agreement.
“Servicer Coverage” has the meaning set forth in Section 3.22 of the Master Servicing Agreement.
“Servicer Files” means the documents specified in Section 2.1 of the Master Servicing Agreement.
“Servicer Indemnified Parties” has the meaning set forth in Section 5.2(a) of the Master Servicing Agreement.
“Servicer Review Trigger Event” has the meaning set forth in Section 3.15 of the Master Servicing Agreement.
“Servicer Termination Threshold Event” means, with respect to the sold Receivables Pools, on any Distribution Date, the aggregate CNL for such Receivables Pools shall be equal to 150% or greater of the aggregate Purchaser Estimated Cumulative Net Losses for such Receivables Pools on such Distribution Date.
“Servicing Criteria” means “Servicing Criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.
“Servicing Exception” means any exceptions or supplements to the Collections Policy specified on Exhibit E to the Servicing Agreement (including any requirement of federal, state or local law, or any regulation or any order, decree, directive, rule and binding guideline of, or agreement, with any Governmental Authority applicable to either Purchaser solely as a result of such Purchaser’s status as a bank holding company or Utah charted bank, as applicable, that the Purchasers determine requires revisions to the existing Collections Policy), as may be amended or supplemented from time to time by the Purchasers.
“Servicing Fee” means, with respect to a Receivables Pool as of any Distribution Date, the fee payable to the Servicer for services rendered during the related Collection Period, which will be equal to one‑twelfth of the

Servicing Fee Rate multiplied by the Pool Balance of such Receivables Pool as of the first day of such Collection Period; provided that in connection with any initial Collection Period that includes days falling in more than one calendar month, the Servicing Fee shall be calculated for such initial Collection Period giving effect to the reduction of the Pool Balance of such Receivables Pool as of the first day of each such calendar month following the related Cutoff Date during such initial Collection Period.
“Servicing Fee Rate” is as agreed upon by the Parties to the Master Servicing Agreement.
“Settlement Date” means with respect to each Origination Period, the third (3rd) Business Day of the last calendar week of such Origination Period; provided that on any date consented to by the Purchasers in their sole discretion, the “Settlement Date” will be the date consented to by the Purchasers.
“Settlement Report” has the meaning set forth in Section 3.1(e) of the Master Purchase and Sale Agreement.
“Simple Interest Method” means the method of allocating each monthly payment (including multiple monthly payments) on a Simple Interest Receivable to principal and interest, pursuant to which the portion of such payment that is allocated to interest is equal to the Outstanding Principal Balance thereon multiplied by the fixed rate of interest applicable to such Receivable multiplied by the period of time elapsed (expressed as a fraction of a calendar year) since the preceding payment of interest with respect to such Outstanding Principal Balance was made.
“Simple Interest Receivable” means any Receivable under which the portion of each payment allocable to earned interest and the portion allocable to the principal is determined in accordance with the Simple Interest Method. For purposes hereof, all payments with respect to a Simple Interest Receivable shall be allocated to principal and interest in accordance with the Simple Interest Method.
“SOC 1” has the meaning set forth in Section 3.13 of the Master Servicing Agreement.
“Specified Variables” is as agreed upon by the Parties to the Master Sale Agreement and Master Purchase and Sale Agreement.
“State” means any of the 50 states of the United States of America, or the District of Columbia.
“Supplemental Fees” means, with respect to a Receivables Pool as of any Distribution Date, the fee payable to the Purchaser during the related Collection Period, determined pursuant to and defined in Section 3.10(b) of the Master Servicing Agreement.
“Supplemental Servicing Fees” means, with respect to a Receivables Pool as of any Distribution Date, all late fees, prepayment charges and other administrative fees and expenses or similar charges allowed by applicable law with respect to related Receivables, collected (from whatever source) on the Receivables serviced by the Servicer during the related Collection Period.
“System Description” means (a) prior to the E Sign Transition Period, the written description of the eOriginal e-contract system attached to the Master Sale Agreement as Exhibit C and the Master Purchase and Sale Agreement as Exhibit F, (b) during the E-Sign Transition Period, either (i) the written description of the eOriginal e-contract system attached to the Master Sale Agreement as Exhibit C and the Master Purchase and Sale Agreement as Exhibit F or (ii) the written descriptions of the eOriginal, Inc. Authoritative Copy System Description and the DocuSign System Description Authoritative Copy attached to the Master Sale Agreement as Exhibit D and the Master Purchase and Sale Agreement as Exhibit G , and (c) after the E Sign Transition Period, the written descriptions of the eOriginal, Inc. Authoritative Copy System Description and the DocuSign System Description Authoritative Copy attached to the Master Sale Agreement as Exhibit D and the Master Purchase and Sale Agreement as Exhibit G.
“System of Record” means the computer system and programs in place on the date that the Master Sale Agreement and Master Purchase and Sale Agreement become effective (as such system may be updated or otherwise modified) utilized by the Seller to select Receivables for each First Tier Receivables Pool and Receivables Pool under the Master Sale Agreement and by the Transferor to select Receivables for each Receivables Pool under the Master Purchase and Sale Agreement, respectively.
“TPSM” means Ally Bank’s Third Party Supplier Management team.
“Title Intermediary” means, VINTek or another title administration service provider approved in writing by the Seller and Purchasers.
“Title Lien Nominee” means Carvana or GFC Lending LLC (or any other name approved in writing by the Purchasers).
“Three-Month Average Receivables Pool CNL Ratio Comparison” means, on any Distribution Date, the average of the Receivables Pool CNL Ratio Comparison with respect to a Receivable Pool for such Distribution Date and the two Distribution Dates preceding such Distribution Date.
“Transferor” means Carvana Auto Receivables 2016-1 LLC, a Delaware limited liability company, and its permitted successors and assigns.
“Transferor Obligation” has the meaning set forth in Section 2.1(a) of the Master Purchase and Sale Agreement.
“Transferor Termination Option” has the meaning set forth in Section 2.4(a) of the Master Purchase and Sale Agreement.
“Treasury Regulations” means the regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.
“UCC” means the Uniform Commercial Code as in effect in any relevant jurisdiction, from time to time.
“Upper Bound FICO Score” has the meaning agreed upon by the Parties to the Master Sale Agreement and the Master Purchase and Sale Agreement.
“Vehicle Age” with respect to a Financed Vehicle, means the year of origination of the Contract for such Financed Vehicle minus the model year of such Financed Vehicle.
“Warranty Payment” means, with respect to a Warranty Receivable within a First Tier Receivables Pool or a Receivables Pool, as applicable, to be repurchased as of the last day of a Collection Period, a payment equal to the sum of (i) the product of (a) the Outstanding Principal Balance with respect to such Warranty Receivable as of such date and (b) the Receivables Purchase Rate, or solely with respect to any Receivable being repurchased pursuant to Section 7.2(ii) of the Master Sale Agreement or Section 8.2(ii) of the Master Purchase and Sale Agreement, and (ii) the product of (x) the amount set forth in clause (i) above, (y) the APR of such Administrative Receivable and (z) (1) for a Flex Receivable prior to receipt of the first scheduled payment, the actual number of days from the related Cutoff Date through the repurchase date, divided by 360 or (2) (1) for a Flex Receivable prior to receipt of the first scheduled payment, the actual number of days from the related Cutoff Date through the repurchase date, divided by 360 or (2) in all other cases, 30/360.
“Warranty Receivable” means a Receivable which the Transferor has repurchased pursuant to Section 8.2 of the Master Purchase and Sale Agreement or Seller has repurchased pursuant to Section 7.2 of the Master Sale Agreement.
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